                                                                 EXHIBIT 10


                     STOCK PURCHASE AGREEMENT


                    Dated as of April 12, 1995

                          By and Between

                        PG&E ENTERPRISES,
                            as Seller

                               and

                    ENSERCH EXPLORATION, INC.,
                             as Buyer



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

                        TABLE OF CONTENTS
Article                                                      Page
I   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1   Certain Defined Terms. . . . . . . . . . . . . . . .  1
    1.2   Accounting Terms . . . . . . . . . . . . . . . . . .  9
    1.3   References to Instruments. . . . . . . . . . . . . .  9
    1.4   Singular and Plural. . . . . . . . . . . . . . . . .  9
    1.5   Certain Terms. . . . . . . . . . . . . . . . . . . .  9

II  SALE OF STOCK. . . . . . . . . . . . . . . . . . . . . . .  9
    2.1   Sale and Purchase. . . . . . . . . . . . . . . . . .  9
    2.2   Excluded Assets. . . . . . . . . . . . . . . . . . . 10
    2.3   Resolution of Intercompany Obligations and Bank
          Credit Agreement . . . . . . . . . . . . . . . . . . 10

III PURCHASE PRICE AND PAYMENT . . . . . . . . . . . . . . . . 11
    3.1   Purchase Price . . . . . . . . . . . . . . . . . . . 11
    3.2   Stipulated Value Allocations . . . . . . . . . . . . 11

IV  SELLER'S REPRESENTATIONS . . . . . . . . . . . . . . . . . 12
    4.1   Ownership of the Stock.. . . . . . . . . . . . . . . 12
    4.2   Organization and Good Standing; Qualification. . . . 12
    4.3   Capitalization.. . . . . . . . . . . . . . . . . . . 12
    4.4   Authorization and Validity.. . . . . . . . . . . . . 12
    4.5   Subsidiaries and Joint Ventures. . . . . . . . . . . 13
    4.6   Consents.. . . . . . . . . . . . . . . . . . . . . . 13
    4.7   Financial Statements.. . . . . . . . . . . . . . . . 13
    4.8   No Violation.. . . . . . . . . . . . . . . . . . . . 13
    4.9   Finder's Fee.. . . . . . . . . . . . . . . . . . . . 13
    4.10  Representations True at Closing. . . . . . . . . . . 14

V   BUYER'S REPRESENTATIONS. . . . . . . . . . . . . . . . . . 14
    5.1   Organization and Good Standing.. . . . . . . . . . . 14
    5.2   Authorization and Validity.. . . . . . . . . . . . . 14
    5.3   No Violation.. . . . . . . . . . . . . . . . . . . . 14
    5.4   Finder's Fee.. . . . . . . . . . . . . . . . . . . . 14
    5.5   Absence of Bankruptcy Proceedings. . . . . . . . . . 15
    5.6   Experienced Investor, Etc. . . . . . . . . . . . . . 15

VI  ACCESS TO INFORMATION AND INSPECTION; DUE DILIGENCE. . . . 15
    6.1   Records and Files. . . . . . . . . . . . . . . . . . 15
    6.2   Other Files. . . . . . . . . . . . . . . . . . . . . 15

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    6.3   Environmental Assessment and Inspection. . . . . . . 15
    6.4   Confidentiality Agreement. . . . . . . . . . . . . . 16
    6.5   Geophysical Data . . . . . . . . . . . . . . . . . . 16
    6.6   Due Diligence Defect . . . . . . . . . . . . . . . . 16
    6.6.1 No Violation . . . . . . . . . . . . . . . . . . . . 17
    6.6.2 Gas Imbalances . . . . . . . . . . . . . . . . . . . 17
    6.6.3 Assets, Liabilities and Obligations. . . . . . . . . 17
    6.6.4 Employee Matters . . . . . . . . . . . . . . . . . . 18
    6.6.5 Employee Benefit Plans . . . . . . . . . . . . . . . 18
    6.6.6 Conduct of Business. . . . . . . . . . . . . . . . . 19
    6.6.7 Commitments. . . . . . . . . . . . . . . . . . . . . 20
    6.6.8 Insurance. . . . . . . . . . . . . . . . . . . . . . 20
    6.6.9 Compliance with Laws . . . . . . . . . . . . . . . . 20
    6.6.10Litigation . . . . . . . . . . . . . . . . . . . . . 20
    6.6.11Books of Account . . . . . . . . . . . . . . . . . . 21
    6.6.12No Affiliate Transactions. . . . . . . . . . . . . . 21
    6.6.13Payout Balances. . . . . . . . . . . . . . . . . . . 21
    6.6.14Derivatives. . . . . . . . . . . . . . . . . . . . . 21
    6.6.15Hydrocarbon Sale Contracts . . . . . . . . . . . . . 21
    6.6.16Consents . . . . . . . . . . . . . . . . . . . . . . 21
    6.6.17Taxes. . . . . . . . . . . . . . . . . . . . . . . . 22
    6.6.18Accuracy of Records Furnished. . . . . . . . . . . . 23
    6.7   Special Matters Regarding Due Diligence Defects. . . 23
    6.7.1 Threshold Amount . . . . . . . . . . . . . . . . . . 23
    6.7.2 Due Diligence Defect Amount. . . . . . . . . . . . . 23
    6.7.3 Additional Due Diligence Defect. . . . . . . . . . . 23
    6.8   Section 29 Tax Credits.. . . . . . . . . . . . . . . 24
    6.8.1 Section 29 Tax Credit Defects. . . . . . . . . . . . 24
    6.8.2 Threshold Amount . . . . . . . . . . . . . . . . . . 24
    6.8.3 Section 29 Tax Credit Defect Amount. . . . . . . . . 24
    6.8.4 Notice of Section 29 Tax Credit Defects. . . . . . . 24
    6.8.5 Section 29 Tax Credit Notice Requirements. . . . . . 24
    6.9   Representation and Covenant Matters. . . . . . . . . 24
    6.9.1 Representation and Covenant Defects. . . . . . . . . 25
    6.9.2 Threshold Amount . . . . . . . . . . . . . . . . . . 25
    6.9.3 Representation and Covenant Defect Amount. . . . . . 25
    6.10  Pre-Closing Defect Amount. . . . . . . . . . . . . . 25
    6.11  Right to Cure. . . . . . . . . . . . . . . . . . . . 26
    6.12  Limitation on Multiple Types of Defects. . . . . . . 26
    6.13  Positive Adjustments . . . . . . . . . . . . . . . . 26
    6.14  Statements Regarding Representation of Financial
          Condition. . . . . . . . . . . . . . . . . . . . . . 26

VII TITLE, ENVIRONMENTAL AND OTHER MATTERS . . . . . . . . . . 26
    7.1   No Warranty or Representation Regarding
          Environmental Laws or Title. . . . . . . . . . . . . 26

                               (ii)
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    7.2   Buyer's Title and Environmental Review . . . . . . . 27
    7.2.1 Title Review . . . . . . . . . . . . . . . . . . . . 27
    7.2.2 Environmental Review . . . . . . . . . . . . . . . . 30
    7.3   Material Defects . . . . . . . . . . . . . . . . . . 31
    7.4   Title Defects. . . . . . . . . . . . . . . . . . . . 32
    7.5   Preferential Rights to Purchase and Consents . . . . 33
    7.6   Purchase Price Adjustment; Limitation. . . . . . . . 34
    7.6.1 Reimbursement Amount . . . . . . . . . . . . . . . . 34
    7.6.2 Limitations; Payment . . . . . . . . . . . . . . . . 35
    7.7   Arbitration. . . . . . . . . . . . . . . . . . . . . 35

VIII      OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . 36
    8.1   Covenants of Seller Pending Closing. . . . . . . . . 36
    8.2   Limitations on Seller's Covenants Pending Closing. . 40
    8.3   No Solicitation. . . . . . . . . . . . . . . . . . . 41
    8.4   Company Employees; Severance Costs . . . . . . . . . 41
    8.5   Tax Matters. . . . . . . . . . . . . . . . . . . . . 42
    8.6   Expenses . . . . . . . . . . . . . . . . . . . . . . 46

IX  CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . 47
    9.1   Seller's Closing Conditions. . . . . . . . . . . . . 47
    9.2   Buyer's Closing Conditions . . . . . . . . . . . . . 47

X   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 48
    10.1  Closing. . . . . . . . . . . . . . . . . . . . . . . 48
    10.2  Seller's Closing Obligations . . . . . . . . . . . . 48
    10.3  Buyer's Closing Obligations. . . . . . . . . . . . . 50
    10.4  Distribution of Properties . . . . . . . . . . . . . 51
    10.5  Change of Corporate Name . . . . . . . . . . . . . . 51
    10.6  Company's Employee Benefit Plans . . . . . . . . . . 51
    10.7  Taking of Necessary Action . . . . . . . . . . . . . 52

XI  LIMITATIONS ON WARRANTIES AND REMEDIES; INDEMNIFICATION. . 52
    11.1  Limitations. . . . . . . . . . . . . . . . . . . . . 52
    11.2  Survival; Time Limit for Claims. . . . . . . . . . . 53
    11.3  Indemnification by Buyer . . . . . . . . . . . . . . 53
    11.4  Indemnification by Seller; Limitations on Liability. 54
    11.5  Indemnification Procedure. . . . . . . . . . . . . . 54

XII DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . 55
    12.1  Remedies . . . . . . . . . . . . . . . . . . . . . . 55
    12.2  Termination by Lapse of Time . . . . . . . . . . . . 55
    12.3  Other Remedies . . . . . . . . . . . . . . . . . . . 55

                              (iii)

    12.4  Specific Performance . . . . . . . . . . . . . . . . 56
    12.5  Seller's Net Worth Covenant. . . . . . . . . . . . . 56
    12.6  Buyer's Net Worth Covenant.. . . . . . . . . . . . . 56

XIII      MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . 56
    13.1  Antitrust Laws . . . . . . . . . . . . . . . . . . . 56
    13.2  Confidentiality of Proprietary Information.. . . . . 57
    13.3  Public Announcements . . . . . . . . . . . . . . . . 57
    13.4  Delivery of Records. . . . . . . . . . . . . . . . . 57
    13.5  Further Assurances and Records . . . . . . . . . . . 57
    13.6  Notices. . . . . . . . . . . . . . . . . . . . . . . 58
    13.7  Incidental Expenses. . . . . . . . . . . . . . . . . 59
    13.8  Assumption of Risk . . . . . . . . . . . . . . . . . 59
    13.9  Entire Agreement . . . . . . . . . . . . . . . . . . 59
    13.10 Governing Law. . . . . . . . . . . . . . . . . . . . 60
    13.11 Counterparts . . . . . . . . . . . . . . . . . . . . 60
    13.12 Waiver . . . . . . . . . . . . . . . . . . . . . . . 60
    13.13 Binding Effect; Assignment . . . . . . . . . . . . . 60
    13.14 No Recordation . . . . . . . . . . . . . . . . . . . 60
    13.15 Time Periods . . . . . . . . . . . . . . . . . . . . 60
    13.16 Construction . . . . . . . . . . . . . . . . . . . . 60




                               (iv)

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
                             EXHIBITS
A-1 -   Arbitration Procedures
A-2 -   Subject Interests
B   -   Financial Statements
C   -   Production Payments
D   -   Reserve Reports
E   -   Form of Indemnity Agreement for NGCC matters
F   -   Form of Release
G   -   Opinion of Seller's Special Counsel
H   -   Opinion of Seller's Chief Counsel
I   -   Opinion of Buyer's Special Counsel
J   -   Indemnity Agreement



                            SCHEDULES

4.5(a)  -  Subsidiaries
4.5     -  Subsidiaries and Joint Ventures
6.6.1   -  Violations
6.6.2   -  Scheduled (Negative) Imbalances and Scheduled (Positive)
           Imbalances
6.6.3   -  Assets, Liabilities and Obligations
6.6.4   -  Employee Matters
6.6.5   -  Employee Benefit Plans
6.6.5(g)-  Disability Benefits
6.6.6   -  Conduct of Business
6.6.10  -  Litigation
6.6.13  -  Payout Balances
6.6.14  -  Derivatives
6.6.15  -  Hydrocarbon Sale Contracts
6.6.17(c)- Tax Deficiencies
6.6.17(g)- Partnerships
6.8.1   -  Well Locations
11.3    -  Indemnification




                               (v)
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
                     STOCK PURCHASE AGREEMENT


     THIS AGREEMENT, dated as of the 12th day of April 1995, is by and between PG&E ENTERPRISES, a California corporation ("Seller"), and ENSERCH EXPLORATION, INC., a Texas corporation ("Buyer").

                       W I T N E S S E T H:

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding capital stock of DALEN CORPORATION, a Delaware corporation (the "Company"), a wholly owned subsidiary of Seller, upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

     1.1 Certain Defined Terms. The following terms, as used in this Agreement, have the following meanings:

          "Aggregate Stipulated Value" means $400,500,000.

          "Agreement" means this Stock Purchase Agreement between
Seller and Buyer.

          "Arbitration Procedures" means the arbitration procedures set forth in Exhibit A-1.

          "Assets" means all of the assets and properties of the Company and the Subsidiaries, tangible and intangible, real, personal and mixed, excluding only such assets and properties to be conveyed or distributed to Seller or Seller's designee or otherwise excluded from the definition of "Assets" as provided in Sections 2.2, 2.3(c) and 10.4 and Article VII. Without limiting the generality of the foregoing, "Assets" will include, without limitation, the Subject Interests, except to the extent constituting assets or properties conveyed or distributed to Seller or Seller's designee or otherwise excluded from the definition of "Assets" as provided in Sections 2.2, 2.3(c) and 10.4 and
Article VII.

          "Balance Sheet Date" is defined in Section 2.3.

          "Bank Credit Agreement" is defined in Section 2.3.

          "Closing" is defined in Section 10.1.

          "Closing Date" is defined in Section 10.1.

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          "Code" means the Internal Revenue Code of 1986, as
amended.

          "Confidentiality Agreement" is defined in Section 6.4.

          "Defect Amounts" means, collectively, the Representation and Covenant Defect Amounts, the Due Diligence Defect Amounts, the
Section 29 Tax Credit Defect Amounts, the Title Defect Amounts and the Environmental Defect Amounts.

          "Defect" means, collectively, a Representation and Covenant Defect, a Due Diligence Defect, a Section 29 Tax Credit
Defect, a Title Defect and an Environmental Defect.

          "Defect Deductible" is defined in Section 7.3(a).

          "Defensible Title" means, with respect to any Subject Interest, such title to such Subject Interest that, subject to and except for Permitted Encumbrances, (i) entitles the Company or any Subsidiary to receive not less than the net revenue interest of the Company or such Subsidiary for such Subject Interest as set forth in Exhibit A-2 of all oil and gas produced, saved and marketed from or attributable to such Subject Interest, (ii) obligates the Company or any Subsidiary to bear the costs and expenses relating to the maintenance, development and operation of such Subject Interest in an amount not greater than the working interest of the Company or such Subsidiary for such Subject Interest as set forth in Exhibit A-2 and (iii) is free and clear of all liens, security interests, collateral assignments, encumbrances, irregularities and defects. It is specifically understood and agreed that the existence of Permitted Encumbrances affecting any property will not form the basis for a claim that the Company or any Subsidiary does not have Defensible Title to such property.

          "Deferred Adjustment Claim" is defined in Section 7.7(b).

          "Delivery Date" is defined in Section 6.10.

          "Deferred Matters Date" is defined in Section 7.7(b).

          "Disposition Liabilities" is defined in Section 11.3.

          "Due Diligence Benchmark" is defined in Section 6.6.

          "Due Diligence Defect" is defined in Section 6.6.

          "Due Diligence Defect Amount" is defined in Section
6.7.2.

          "Due Diligence Defect Claim" is defined in Section
7.7(a).

          "Environmental Defect" means a condition existing at the Closing Date, whether known or unknown, with respect to the air, land, soil, surface, subsurface strata, surface water,

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
ground water or sediments that causes an Asset to be subject to remediation under, or not in compliance with, any Environmental Law. Notwithstanding the foregoing, no Environmental Defect will exist as to any Asset unless the aggregate Environmental Defect Amounts in respect of such Asset, when added to the aggregate Title Defect Amounts in respect of such Asset, if any, exceed $35,000.
If an Environmental Defect exists pursuant to the preceding sentence, the Environmental Defect Amount for such Environmental Defect will include the entirety of such Environmental Defect Amount, including the portion below such threshold amount.

          "Environmental Defect Amount" is defined in Section
7.2.2(c)

          "Environmental Defect Property" is defined in Section
7.2.2.(e).

          "Environmental Laws" means all Laws relating to (a) the control of any hazardous substance, contaminant, pollutant or potential pollutant, (b) protection of the air, water, land or the environment, (c) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, transportation or remediation, or (d) exposure to hazardous, toxic or other substances alleged to be harmful, including but not limited to asbestos, radon and polychlorinated biphenyls. "Environmental
Laws" will include, but not be limited to, the Clean Air Act, 42
U.S.C. Sec. 7401 et seq., the Clean Water Act, 33 U.S.C. Sec. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Sec. 11001 et seq., the Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sec. 300f et seq., the Comprehensive Environmental Response, Compensation and Liability
Act, 42 U.S.C. Sec. 9601 et seq., the Toxic Substance Control Act, 15 U.S.C. Sec. 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq., as such laws have been amended or supplemented from time to time through the Closing Date and the regulations promulgated pursuant thereto through the Closing Date.
"Environmental Laws" shall not include the Occupational Safety and Health Act, 29 U.S.C. Sec. 651 et seq., and other Laws relating to the protection of workers or the control and regulation of working conditions.

          "Financial Statements" means the 1994 Audited
Consolidated Financial Statements of the Company set forth in Exhibit B.

          "Form" is defined in Section 8.5.

          "GAAP" means generally accepted accounting principles, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as may be approved by a significant segment of the accounting profession in the United States of America.

          "Governmental Authority" means (i) the United States of America, (ii) any state, county or other governmental subdivision within the United States of America and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county or other governmental subdivision within the United States of America.

          "Hart-Scott Act" is defined in Section 13.1.

          "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and also refers to all other minerals of every kind and character that may be covered by or included in the Subject Interests.

          "Income Taxes" is defined in Section 8.5.

          "Indemnity Agreement" means the Indemnity Agreement dated as of the Closing Date between Buyer and Seller, the form of which is attached as Exhibit E.

          "Interest Amount" means, in respect of the period from the Balance Sheet Date through the day prior to the Closing Date, all interest earned on net cash balances of the Company.

          "Joint Venture" means any partnership, joint venture or joint exploration arrangement with third parties (other than operating, exploration or similar arrangements entered into in the ordinary course of business) in which the Company or any Subsidiary is a partner, venturer or participant and which is operated or managed by the Company or any Subsidiary.

          "Law" means any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

          "Losses and Obligations" is defined in Section 11.3.

          "Material Defect Properties" is defined in Section 7.3.

          "NGCC Indemnity" means the indemnity obligations of Natural Gas Corporation of California under Section 10.3 of each of the two Purchase and Sale Agreements, dated March 23, 1987 between Natural Gas Corporation of California and PG&E Gas Supply
Corporation (a predecessor in interest to the Company).

          "Non-Material Defect Properties" is defined in
Section 7.3.

          "Permitted Encumbrances" means any of the following matters:

          (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents (x) that create or reserve to the Company or any Subsidiary its interests in any of the Subject Interests or

     (y) that are listed in this Agreement or in any schedule or exhibit to this Agreement, to the extent such terms, conditions, restrictions, exceptions, reservations, limitations or other matters (i) do not reduce (or effectively reduce, as in the case of a net profits interest or production payment) the net revenue or royalty interest of the Company or any Subsidiary in the Subject Interests or increase the working interest of the Company or any Subsidiary in the Subject Interests from that specified on Exhibit A-2 and (ii) do not create liens on the Subject Interests other than those permitted under the following provisions of this definition;

          (b) any (i) inchoate liens or inchoate charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production, or operation of the Assets for the purpose of developing, producing or processing Hydrocarbons therefrom or therein and
     (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens or charges for liquidated amounts arising in the ordinary course of business for obligations that are not delinquent or, if delinquent, that are being contested in good faith by appropriate action;

          (c) any liens in respect of Taxes and assessments for Taxes not yet delinquent;

          (d) any liens or security interests created by Law (including without limitation any Environmental Laws) or reserved in oil and gas leases for bonus or rental or for compliance with the terms under which the Subject Interests are held, securing obligations that are not delinquent or, if delinquent, that are being contested in good faith by appropriate action;

          (e)  any obligations or duties affecting the Subject
     Interests to any municipality or public authority with respect to any franchise, grant, license, or permit, and all applicable laws, rules and orders of Governmental Authority;

          (f) (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like or (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by the Company or any Subsidiary or over which the Company or any Subsidiary owns rights-of-way, easements, permits, or licenses, to the extent such matters, individually or in the aggregate, do not interfere materially with oil and gas operations on the applicable Subject Interest;

          (g) all production payments, mortgages, liens and pledges in favor of lenders (including those under the Bank
     Credit Agreement) or other parties set forth in Exhibit C;

          (h) all lessor's royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue or royalty interest or increase the working interest of the Company or any Subsidiary in the Subject Interests as reflected in Exhibit A-2;

          (i) preferential rights to purchase and similar agreements;

          (j) required third party consents to assignments and similar agreements (not including preferential rights to purchase and similar agreements, which are covered by (i) above) so long as not triggered by the transactions contemplated hereby or, if triggered by the transactions contemplated hereby, with respect to which waivers or consents are obtained or the appropriate time period for asserting such rights has expired without an exercise of such rights;

          (k) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained contemporaneously with or subsequent to such sale or conveyance;

          (l) production sale contracts, division orders, contracts for sale, purchase, exchange, or processing of Hydrocarbons (including obligations to the Municipal Gas Authority of Georgia), unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil, gas and other mineral exploration and development business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, in each case, that individually or in the aggregate are not such as to interfere materially with the value of any Subject Interest, and do not prevent the Company or any Subsidiary, as the case may be, from receiving the proceeds of production from such Subject Interest; and, provided that such agreements do not create liens on the Subject Interests other than those permitted under other provisions of this definition;

          (m) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any Subject Interest that individually or in the aggregate are not such as to interfere with the operation, value or use of such Subject Interest, and do not prevent the Company or any Subsidiary, as the case may be, from receiving the proceeds of production from such Subject Interest;

          (n)  any encumbrance, title defect or other matter
     (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Section 7.2; and

          (o) any agreement, contract, lease, instrument, permit, amendment or extension entered into by the Company or any Subsidiary in accordance with Section 8.1 or 8.2.

          "Post-Closing Periods" is defined in Section 8.5(a).

          "Pre-Closing Defect" is defined in Section 6.10.

          "Pre-Closing Defect Amount" is defined in Section 6.10.

          "Pre-Closing Defect Claim" is defined in Section 7.7(a).

          "Pre-Closing Periods" is defined in Section 8.5.

          "Producing Properties" means those Subject Interests that are identified and set forth in Part One of Exhibit A-2.

          "Purchase Price" is defined in Section 3.1.

          "Refund Limit" is defined in Section 7.6.2.

          "Reimbursement Amount" is defined in Section 7.6.1.

          "Remaining Deductible" is defined in Section 7.3(a).

          "Remediation" means actions taken to correct an Environmental Defect and implement the terms of a written plan that sets forth the actions to be taken to effect any remediation necessary to bring an Asset into compliance with applicable
Environmental Laws.

          "Reports" means the reserve and/or property reports or schedules identified in Exhibit D as well as any schedules included in Exhibit D.

          "Representation and Covenant Defect" is defined in
Section 6.9.1.

          "Representation and Covenant Defect Amount" is defined in
Section 6.9.3.

          "Scheduled (Negative) Imbalances" means, with respect to the Producing Properties to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (i) the aggregate make-up, prepaid or other volumes of Hydrocarbons, that the Company or any Subsidiary was obligated as of the Balance Sheet Date, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Subject Interests after the Balance Sheet Date without then or thereafter being entitled to receive full payment therefor and (ii) to the extent same are not covered by clause (i) above, the aggregate pipeline or processing plant imbalances or overdeliveries for which the Company or any Subsidiary was obligated as of the Balance Sheet Date to deliver or pay Hydrocarbons or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any Hydrocarbons attributable to the Subject Interests.

          "Scheduled (Positive) Imbalances" means, with respect to the Producing Properties to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (i) the aggregate make-up, prepaid or other volumes of Hydrocarbons, that the Company or any Subsidiary was entitled as of the Balance Sheet Date, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from the Subject Interests after the Balance Sheet Date without then or thereafter being obligated to make any payment therefor and (ii) to the extent same are not covered by clause (i) above, the aggregate pipeline or processing plant imbalances or underdeliveries for which the Company or any Subsidiary was entitled as of the Balance Sheet Date to receive Hydrocarbons or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any Hydrocarbons attributable to the Subject Interests.

          "Section 29 Tax Credit Defect" is defined in Section 6.8.

          "Section 29 Tax Credit Defect Amount" is defined in
Section 6.8.

          "Seller Parent Company" means Pacific Gas and Electric
Company and any subsidiary or affiliate thereof, other than Seller, the Company and the Subsidiaries.

          "Stipulated Value" means the value of each Subject
Interest set forth in Exhibit A-2, which value is stipulated solely for purposes of calculating any adjustment to the Purchase Price in accordance with Article VII and not for any other purpose including, but not limited to, any purchase price allocation requirements of Section 338 of the Code.

          "Stock" is defined in Section 2.1.

          "Subject Interests" means all interests presently owned by the Company or any Subsidiary by instruments recorded in the Counties or Parishes set forth in Exhibit A-2 and in federal leases described in Exhibit A-2, or which the Company or any Subsidiary is entitled to receive by reason of any participation, joint venture, farm-in, farmout, operating or other agreement, in and to the oil, gas and/or mineral leases, lands, permits, licenses, concessions, leasehold estates, fee, royalty and overriding royalty interests described in Exhibit A-2. With respect to Exhibit A-2, Part Two-1 through -5, the Subject Interests include only acres described under the column "Our Undev Net Acres."

          "Subsidiary" means any corporation at least a majority of the voting shares (i.e., shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency will have occurred) of which are owned directly or indirectly by the Company.

          "Subsidiary Stock" means the issued and outstanding shares of capital stock of each Subsidiary.

          "Tax" or "Taxes" means any federal, state, local, foreign and other taxes, assessments, fees and other governmental charges, including without limitation taxes relating to income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property (tangible and intangible), stamp, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational, interest equalization, windfall profit, severance and other similar governmental charges (including any interest thereon and any penalties, additions to tax or additional amounts applicable thereto).

          "Tax Claim" is defined in Section 8.5.

          "Tax Returns" is defined in Section 6.6.17.

          "Title Defect" is defined in Section 7.4.

          "Title Defect Amount" is defined in Section 7.2.1(d).

          "Title Defect Properties" is defined in Section 7.2.1(c).

     1.2 Accounting Terms. For the purposes of this Agreement, all accounting terms not otherwise defined in this Agreement will have the meanings assigned to such terms in accordance with GAAP.

     1.3 References to Instruments. Unless the context otherwise indicates, references in this Agreement to a particular section, exhibit or schedule are to the corresponding section of, or the corresponding exhibit or schedule to, this Agreement.

     1.4  Singular and Plural.  The definitions contained in
Section 1.1 are equally applicable to both the singular and plural form of the terms defined in such Section.

     1.5 Certain Terms. As used in this Agreement, the term "knowledge" means actual knowledge (without any requirement for independent investigation or verification) of any fact, circumstance or condition by the Designated Persons (as defined below) of the party involved, and does not include (i) knowledge imputed to the party involved by reason of knowledge of or notice to any person, firm or corporation other than the Designated Persons for such party or (ii) knowledge deemed to have been constructively given by reason of any filing, registration or recording of any document or instrument in any public record or with any Governmental Authority. In the case of Seller, the Company or the Subsidiaries, "Designated Persons" means any of the following individuals: James D. Shiffer, Tony F. DiStefano, Stuart
W. Booth, Marilyn D. Johnson, Richard C. Jones, Michael J. Donnelly, Joseph T. Williams, Kent E. Johnson, Don W. Moore, J. Richard Moore, Lonnie T. Samford, Randall B. Wilson, Linda J. Gould, William M. Middleton, C. Byron Behrens, Dennis R. Coe, Jim
L. Buron, Harvey J. Dupuy, Jr.,

Charles L. Newell and Bruce R. Baum.  In the case of Buyer,
"Designated Persons" means any of the executive officers of Buyer. As used in this Agreement, the term "day" means any calendar day.
As used in this Agreement, all references to "dollars" or the symbol "$" refer to lawful currency of the United States of America.


                            ARTICLE II

                          SALE OF STOCK

     2.1 Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing Buyer will purchase and acquire, and Seller will sell, assign, transfer, convey and deliver to Buyer, in exchange for the Purchase Price, all of the issued and outstanding shares of capital stock of the Company (the "Stock") free and clear of all security interests, liens, adverse claims, proxies, options, stockholders' agreements and other encumbrances. The certificates representing the Stock will be duly endorsed in blank by Seller or accompanied by stock powers duly executed in blank. Seller agrees to cure any deficiencies with respect to the endorsements of the certificates representing the Stock or with respect to the stock powers accompanying any such certificates. At the Closing, Buyer will pay the Purchase Price determined in accordance with Article III.

     2.2 Excluded Assets. At or before Closing Seller will cause the Company and the Subsidiaries to take all actions necessary to convey or distribute to Seller the following rights, interests, assets and properties:

     all right, title and interest of the Company or any Subsidiary in and to the name "Pacific Gas and Electric" or "PG&E", any name that includes the words "Pacific Gas and Electric" or "PG&E" and any logo, service mark, copyright, trade name or trademark associated with the name "Pacific Gas and Electric" or "PG&E" or any variant of any of the above reasonably related thereto or derived therefrom.

The foregoing rights, interests, assets and properties will not be included in the term "Assets" and are expressly excluded from this Agreement. At Closing and thereafter Seller and Buyer will take all actions necessary to remove the name "PG&E" from the corporate name of any of the Subsidiaries in which it appears and to change such names to such names as Buyer will select by written notice to Seller at least seven days prior to Closing. As soon as reasonably possible after Closing, Buyer will cause the name "PG&E" and any logo, service mark or trademark excluded under this Agreement to be painted over or removed from the Assets.

     2.3  Resolution of Intercompany Obligations and Bank Credit
Agreement.

          (a) As reflected on the audited consolidated balance sheet (the "Balance Sheet") of the Company as of December 31, 1994 (the "Balance Sheet Date"), contained in the Financial Statements, certain intercompany receivables and intercompany payables existed between the Company and certain Subsidiaries on the one hand and Seller or Seller Parent Company on the other hand as of the Balance Sheet Date. In the ordinary course of the Company's business following the Balance Sheet Date and to the Closing Date, changes have occurred and will occur in the amounts of intercompany receivables and intercompany payables. Except as otherwise set forth in this Agreement, all of such intercompany payables and intercompany receivables that exist at the Closing Date will be paid by the Company and the Subsidiaries on the one hand, and the Seller and Seller Parent Companies on the other hand, (a) at Closing, to the extent practicable, and (b) in the ordinary course consistent with past practice, to the extent payment at Closing is not practicable. To the extent practicable, payment may be made by offsetting payables and receivables, with a final net payment by the Company or Seller as applicable. To the extent Seller assumes or pays accrued liabilities reflected in the books of the Company and the Subsidiaries as of the Balance Sheet Date, the amount of such liabilities reflected in the books and assumed or paid shall be treated as a payable from the Company to the Seller generated in the ordinary course of business consistent with past practice. To the extent the Company or any Subsidiary assumes or pays accrued liabilities reflected in the books of Seller as of the Balance Sheet Date, the amount of such liabilities reflected in the books and assumed or paid shall be treated as a payable from Seller to the Company generated in the ordinary course of business consistent with past practice. Except as otherwise specifically set forth in this Agreement, all other intercompany obligations and commitments (including without limitation all past, present and future liabilities under the NGCC Indemnity) shall be released at Closing pursuant to the releases contemplated by Sections 10.2(o) and 10.3(k).

          (b) At the Closing, a wholly owned subsidiary of the Company is anticipated to be a party to an Amended and Restated Credit Agreement dated as of February 22, 1995 with Bank of America National Trust and Savings Association ("BOA"), as agent (the "Bank Credit Agreement"). On the Closing Date, Buyer will cause all unpaid principal and all accrued and unpaid interest and fees outstanding under the Bank Credit Agreement to be repaid; provided that such amounts need not be repaid on the Closing Date if, prior to or at the Closing, Buyer, at its sole expense, obtains and delivers releases, executed by BOA, as agent, fully releasing Seller and Seller Parent Company of all liability under or with respect to the Bank Credit Agreement, such releases to be in form and substance reasonably acceptable to Seller.

          (c) At or before Closing Seller will cause the Company to convey or distribute to Seller an amount equal to the Interest Amount. The Interest Amount will not be included in the term "Assets" and it is expressly excluded from this Agreement.

                           ARTICLE III

                    PURCHASE PRICE AND PAYMENT

3.1 Purchase Price. The purchase price that will be payable by Buyer to Seller for the Stock (the "Purchase Price") will be $340,000,000. The Purchase Price, subject to such closing adjustments, if any, as are expressly provided for in this Agreement, will be paid by Buyer to Seller at Closing by means of a completed federal funds transfer to the account of Seller at Wells Fargo Bank, N.A., San Francisco, California, the account number of which will be given to Buyer by Seller at least 48 hours before the Closing (or such other account of Seller in the United States as may be designated in writing by Seller to Buyer at least 48 hours before the Closing).

     3.2  Stipulated Value Allocations.

          (a) The Aggregate Stipulated Value is allocated to the various Subject Interests in the manner and in accordance with the Stipulated Values set forth in Exhibit A-2. Seller and Buyer acknowledge that this is a proper allocation of the Aggregate Stipulated Value solely for purposes of any adjustments to or refunds of the Purchase Price as provided for in this Agreement and not for any other purpose, including without limitation any purchase price allocation requirements of Section 338 of the Code.

          (b) To the extent that matters giving rise to an adjustment to or refund of the Purchase Price affect only an undivided interest in a Subject Interest, such undivided interest shall be deemed to have a stipulated value that is proportionate to the stipulated value allocated to the entirety of such Subject Interest.


                            ARTICLE IV

                     SELLER'S REPRESENTATIONS

     Seller hereby represents to Buyer that:

     4.1 Ownership of the Stock. Seller owns, beneficially and of record, good and marketable title to the Stock, which constitutes all of the issued and outstanding capital stock of the Company, free and clear of all security interests, liens, adverse claims, proxies, options, stockholders' agreements and other encumbrances. At the Closing, subject to the terms and conditions of this Agreement, Seller will convey to Buyer good and marketable title to all of the Stock, free and clear of all security interests, liens, adverse claims, proxies, options, stockholders' agreements and other encumbrances. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, capital stock of the Company.

     4.2  Organization and Good Standing; Qualification.

          (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (b) The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged and to own the properties it owns. The Company and each Subsidiary is duly qualified to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

     4.3 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding, and no shares of such capital stock are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable.

     4.4 Authorization and Validity. The execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby to which Seller is or will be a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement has been, and each other agreement contemplated hereby to which Seller is or will be a party will as of the Closing Date be, duly executed and delivered by Seller and constitutes or will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to principles of equity and public policy that affect enforceability of agreements generally.

     4.5  Subsidiaries and Joint Ventures.

          (a) The Company does not own, directly or indirectly, any Subsidiary except as listed in Schedule 4.5(a). All issued and outstanding shares of Subsidiary Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable and are owned by the Company free and clear of all security interests, liens, adverse claims, proxies, options, stockholders' agreements and other encumbrances. There are in existence no options, warrants or similar rights granted by any Subsidiary, or any agreements to which any Subsidiary is a party, for the issuance or sale by it of any securities except to the Company.

          (b) Except as listed on Schedule 4.5(b), neither the Company nor any Subsidiary owns, directly or indirectly, any interest in any Joint Venture.

     4.6 Consents. Except for filings and approvals required under the Hart-Scott Act, no consent, authorization, exemption, franchise, approval, permit or license of, or filing with, any

Governmental Authority is required for Seller to sell the Stock to Buyer as contemplated by this Agreement.

     4.7 Financial Statements. The Company has furnished to Buyer the Financial Statements. The Financial Statements fairly present, in accordance with GAAP applied on a basis consistent with prior periods, the consolidated financial position and results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated.

     4.8 No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller or any material agreement, indenture or other instrument under which Seller is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any Governmental Authority having jurisdiction over Seller or the properties or assets of Seller.

     4.9 Finder's Fee. None of Seller, the Company or any Subsidiary has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby, except that Seller will pay Goldman, Sachs & Co. a fee in consideration for advice with respect to the sale of the Stock.

     4.10 Representations True at Closing. All representations made by Seller in this Article IV will be true on the Closing Date.


                            ARTICLE V

                     BUYER'S REPRESENTATIONS

     Buyer represents to Seller that:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     5.2 Authorization and Validity. The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Buyer. This Agreement has been, and each other agreement contemplated hereby to which Buyer is or will be a party will as of the Closing Date be, duly executed and delivered by Buyer and constitutes or will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to principles of equity and public policy that affect enforceability of agreements generally.

     5.3 No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any Governmental Authority having jurisdiction over Buyer or the properties or assets of Buyer.

     5.4 Finder's Fee. Buyer has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby, except that Buyer has engaged Morgan Stanley & Co. Incorporated to render a fairness opinion in connection therewith.

     5.5 Absence of Bankruptcy Proceedings. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to Buyer's knowledge threatened against, Buyer.

     5.6 Experienced Investor, Etc. Buyer is an experienced and knowledgeable investor in the oil and gas business and is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement and the Company and the value of the Stock. Buyer is acquiring the Stock for its own account and not for distribution or resale. Buyer acknowledges that it understands that (i) the sale of the Stock has not been registered under any federal or state securities laws, (ii) the Stock is being sold hereunder in reliance on exemptions from such registration based in part on the representations of Buyer set forth herein and (iii) the Stock cannot be resold by Buyer unless such resale is registered under applicable federal and state securities laws or exemptions from such registration are available.


                            ARTICLE VI

       ACCESS TO INFORMATION AND INSPECTION; DUE DILIGENCE

     6.1 Records and Files. From the date hereof until the Closing Date, Seller will give or cause to be given to Buyer and its representatives at reasonable times during normal business hours reasonable (i) access to examine, at their actual location, all Assets and all books, records, abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders and agreements pertaining to the Company, any Subsidiary and the Assets insofar as the same may now be in existence and in the possession or control of Seller, the Company or any Subsidiary, except for items covered by Section 6.2 and (ii) opportunity to interview the employees and representatives of Seller, the Company and the Subsidiaries regarding the Assets and the business of the Company and the Subsidiaries.

     6.2 Other Files. Prior to Closing, Seller will make available to Buyer for inspection by Buyer at reasonable times during normal business hours at their actual location, all geological, seismic, geophysical, production and engineering books, records and data in possession or control of Seller, the Company or any Subsidiary pertaining to the Company, any Subsidiary or the Assets, except for records or data that Seller, the Company or any Subsidiary is prevented by contractual obligations with third parties from disclosing to Buyer.

     6.3 Environmental Assessment and Inspection. From the date hereof until 180 days after the Closing Date, Buyer shall have the right (subject to third party operator approval, which Seller will use reasonable efforts to obtain) to make an environmental assessment of the Assets. Buyer and its agents shall have the right (subject to third party operator approval, which Seller will use reasonable efforts to obtain) to enter upon the Assets and all facilities thereon at reasonable times and at Buyer's sole risk, cost and expense, for the purpose of conducting reasonable inspections of the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports in relation to the Assets, their environmental condition and the presence of hazardous substances; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections or tests and Buyer does hereby indemnify and hold harmless Seller, the Company and the Subsidiaries from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer's inspection of the Assets or tests, including, without limitation, claims for personal injuries, property damage and reasonable attorney fees (except to the extent caused by the gross negligence or willful misconduct of the Company or the Subsidiaries). During Seller's investigation of an asserted Environmental Defect pursuant to Section 7.2.2(d), Seller shall have the right (subject to third party operator approval, which Buyer will use reasonable efforts to obtain) to make an environmental assessment of the Assets subject to asserted Environmental Defects. Seller and its agents shall have the right (subject to third party operator approval, which Buyer will use reasonable efforts to obtain) to enter upon the Assets subject to asserted Environmental Defects and all facilities thereon at reasonable times and at Seller's sole risk, cost and expense, for the purpose of conducting reasonable inspections of the same, conduct soil and water tests and borings, and generally conduct such tests, examinations, investigations and studies as may be necessary or appropriate for the preparation of appropriate engineering and other reports in relation to the Assets subject to asserted Environmental Defects, their environmental condition and the presence of hazardous substances; provided, however, Seller shall repair any damage to the Assets subject to asserted Environmental Defects resulting from such inspections or tests and Seller does hereby indemnify and hold harmless Buyer, the Company and the Subsidiaries from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Seller's inspection of the Assets subject to asserted Environmental Defects or tests, including, without limitation, claims for personal injuries, property damage and reasonable attorney fees (except to the extent caused by the gross negligence or willful misconduct of Buyer, the Company or the Subsidiaries).

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
     6.4 Confidentiality Agreement. All information made available to Buyer pursuant to this Agreement will be maintained confidential by Buyer as provided in that certain letter agreement regarding confidentiality dated March 10, 1995, between the Company and Buyer (the "Confidentiality Agreement"), the terms of which are incorporated into this Agreement by reference and made a part hereof as if the term "DALEN" and references to "we" and "us" used therein included Seller within the meaning of such terms. Buyer will further take whatever steps may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this Article VI and the provisions of the Confidentiality Agreement.

     6.5 Geophysical Data. For purposes of this Article VI, seismic and geophysical records and data will include (to the extent in existence and in the possession or control of the Company or any Subsidiary), but not be limited to, basic field seismic tapes, observer's logs, surveyor's notes, base maps showing shot point locations and all other information necessary to allow complete reprocessing thereof, subject to the limitations referred to in Section 6.2 as to contractual obligations with third parties.

     6.6 Due Diligence Defect. The parties acknowledge that for purposes of this Agreement it is necessary to establish a list of due diligence benchmarks against which the results of the due diligence to be completed by Buyer prior to the Closing Date can be assessed. The sole purpose of these due diligence benchmarks is for use in determining Due Diligence Defect Amounts, if any, which will be utilized to determine whether Buyer is entitled to a refund of a portion of the Purchase Price (subject to the Refund Limit) and whether Buyer's condition to its obligations set forth in
Section 9.2(c) has been satisfied. The following subsections of this Section 6.6 (the "Due Diligence Benchmarks") are not intended to be, and shall not be construed as, statements, representations or warranties of Seller or any other party (and Seller specifically does not represent that all of the Due Diligence Benchmarks are true). Rather, the Due Diligence Benchmarks shall serve only as benchmarks for purposes of determining Due Diligence Defect Amounts and whether such condition to Closing has been satisfied, and Seller shall have no liability for any untrue statement expressed in the Due Diligence Benchmarks except as a result of a refund of a portion of the Purchase Price pursuant to Section 7.6 (subject to the Refund Limit). For the purposes of this Agreement, "Due Diligence Defect" means a fact or circumstance that causes any one or more of the following Due Diligence Benchmarks to be untrue with respect to the Company or any Subsidiary, as the case may be, as of the date hereof:

          6.6.1 No Violation. Except as set forth on Schedule 6.6.1, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company is bound or to which the Stock or any of the Assets are subject (other than the Bank Credit Agreement), or result in the creation or imposition of any security interest, lien, adverse claim or encumbrance upon the Stock or any of the Assets, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any Governmental

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
     Authority having jurisdiction over the Company, the Stock or the Assets. Except as set forth on Schedule 6.6.1, none of the Assets (other than Subject Interests) are subject to a preferential purchase right, third party consent to assignment requirement or similar right or restriction that will be triggered upon the execution and delivery of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

          6.6.2 Gas Imbalances. Schedule 6.6.2 contains an accurate list of all Scheduled (Negative) Imbalances and all Scheduled (Positive) Imbalances as of the Balance Sheet Date.

          6.6.3 Assets, Liabilities and Obligations. Except as set forth in Schedule 6.6.3, the Financial Statements reflect all assets and liabilities of the Company and the Subsidiaries as of the Balance Sheet Date, accrued, contingent or otherwise, arising out of transactions effected or events occurring on or prior to the Balance Sheet Date. Except as set forth in the Financial Statements, neither the Company nor any Subsidiary is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, except as may have occurred in the ordinary course of business.

          6.6.4     Employee Matters.

          (a) Employee Policies and Procedures. Subject to applicable Law, all employee manuals, policies, procedures and work-related rules that apply to employees of the Company or any Subsidiary (excluding each of those items referred to in Subsection 6.6.5) ("Employee Policies and Procedures") can be amended or terminated at will by the Company or the appropriate Subsidiary as the case may be.

          (b)  Discrimination.  Except for matters described on
     Schedule 6.6.4 or 6.6.10, neither the Company nor any Subsidiary has received any written claim of any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. Except as otherwise ultimately may be determined with respect to the matters described on Schedule 6.6.4 or 6.6.10, neither the Company nor any Subsidiary has engaged in any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

          (c)  Labor Disputes and Charges.  Except as set forth on
     Schedule 6.6.4 or 6.6.10, there are no existing or, to Seller's knowledge, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company or any Subsidiary.

          6.6.5     Employee Benefit Plans.

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
          (a) Identification. Schedule 6.6.5 contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (i) sponsored by the Company or any Subsidiary,
     (ii) to which the Company or any Subsidiary contributes on behalf of its employees, (iii) with respect to which the Company or any Subsidiary participates on behalf of their employees or (iv) previously sponsored or contributed to by the Company or any Subsidiary on behalf of its employees within the three years preceding the date hereof. Except as set forth in Schedule 6.6.5, each of the Employee Benefit Plans can be terminated or amended at will by the Company or the appropriate Subsidiary, as the case may be, with no unfunded liability to the Company or any Subsidiary. No unwritten amendment exists with respect to any Employee Benefit Plan.

          (b) Compliance. Each Employee Benefit Plan has been administered and maintained in compliance with all Laws. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any Governmental Authority. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No pending or, to the knowledge of Seller, threatened claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

          (c) Qualification. A favorable determination letter or ruling has been received from the Internal Revenue Service as to the current qualified status of each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of
     Section 501(a) of the Code. No proceedings exist or, to Seller's knowledge, have been threatened against the Company or any Subsidiary that would result in the revocation of any such favorable determination letter or ruling.

          (d) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal to the liabilities that result if all employees were fully vested and terminated employment and the plan is terminated as of the Closing Date. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of such plan are at least equal in value to the present value of accrued benefits under such plan as of the date hereof.

          (e)  Multiemployer Plans.  Neither the Company nor any
     Subsidiary is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

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
          (f) PBGC. No facts or circumstances exist that would result in the imposition of liability against Buyer by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Company or any Subsidiary. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

          (g) Retirees. Except as set forth on Schedule 6.6.5(g) and except as required by Law, neither the Company nor any Subsidiary has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company or any Subsidiary, including those receiving disability benefits.

          6.6.6     Conduct of Business.  Except as set forth in
     Schedule 6.6.6, since the Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business. In addition, except as set forth in Schedule 6.6.6, since the Balance Sheet Date, neither the Company nor any Subsidiary has

          (a) incurred any indebtedness for borrowed money or issued or sold any debt securities;

          (b) suffered any damage or destruction to or loss of any Assets, including by fire, explosion, accident, earthquake, act of public enemy, act of God or similar casualty event, (whether or not covered by insurance) that could materially and adversely affect the subject Asset;

          (c) formed, or acquired or disposed of any interest in, any corporation or other entity that is characterized as a partnership under the Code;

          (d) sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of such rights; or

          (e) with respect to the Company only, paid or declared any distribution, payment or dividend of any kind on capital stock of the Company.

          6.6.7 Commitments. Neither the Company nor any Subsidiary is in default under, nor has any event occurred that with the giving of notice or lapse of time or both would constitute a default by the Company or any Subsidiary under, any contract or arrangement that involves the payment of money.

          6.6.8 Insurance. The Company and the Subsidiaries carry property, liability, workers' compensation and such other types of insurance as is customary in the industry

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
     of the insured. All of the policies under which such insurance is provided are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance will be outstanding and duly in force without interruption up to the Closing Date.

          6.6.9 Compliance with Laws. The Company and each of the Subsidiaries has complied with all Laws and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Company, any Subsidiaries or Seller of any Law that would adversely affect the property or business of the Company or any Subsidiary.
     The Company and each of the Subsidiaries possesses all necessary licenses, franchises, permits and governmental authorizations, in full force and effect, to conduct its business as now conducted (collectively, "Governmental Authorizations"). Neither the Company nor any Subsidiary is in violation of any Governmental Authorization. No proceeding is pending, or to the knowledge of Seller, the Company, or any Subsidiary, threatened, which purports to challenge, revoke or limit any Governmental Authorization.

          6.6.10 Litigation. Except as described in Schedule 6.6.10, there are no legal actions (including arbitration) or administrative proceedings or investigations instituted (including without limitation expropriation or forfeiture proceedings), or to the knowledge of Seller, the Company or any Subsidiary threatened, against or affecting, or that reasonably could affect, the Company, any Subsidiary, any of the Stock, any of the Assets or the business of the Company or any Subsidiary. None of Seller, the Company or any Subsidiary has knowledge of any set of facts or situation that is reasonably likely to give rise to any such action, proceeding or investigation that is reasonably likely to result in an uninsured liability of the Company and/or the Subsidiaries in excess of $1,000,000. None of Seller, the Company or any Subsidiary is (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or any Subsidiary or to its respective business, Assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree.

          6.6.11 Books of Account. The books of account of the Company and the Subsidiaries have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company and the Subsidiaries have been properly recorded in such books, all in conformity with GAAP.

          6.6.12 No Affiliate Transactions. Between the Balance Sheet Date and the Closing Date, neither the Company nor any Subsidiary has sold or otherwise conveyed, and will not sell or otherwise convey, any Assets reflected on the Balance Sheet to Seller or Seller Parent Company other than in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business (except as provided in Sections 2.2, 2.3 and 10.4).

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          6.6.13    Payout Balances.  The payout balances with
     respect to any of the Assets that are subject to future change on account of reversionary interests, non-consent penalties or similar agreements or arrangements set forth on Schedule
     6.6.13 are correct as of the dates shown on such statements.

          6.6.14    Derivatives.  Except as set forth in Schedule
     6.6.14, neither the Company nor any Subsidiary is, or has been since the Balance Sheet Date, a party to any oil and gas swap, collar, futures, hedging or similar agreement.

          6.6.15 Hydrocarbon Sale Contracts. Except as set forth on Schedule 6.6.15, the Assets are not subject to any contract for the sale of Hydrocarbons, except those contracts for the sale of Hydrocarbons that are terminable within 90 days or less. Except as set forth in Schedule 6.6.15, as of the Balance Sheet Date, there existed no claims that have been asserted against the Company or any Subsidiary by oil or gas purchasers for any refund with respect to proceeds from the sale of Hydrocarbons produced from the Assets. Except as set forth in Schedule 6.6.15, the Company and the Subsidiaries are currently receiving, with respect to Hydrocarbons produced from all of the Assets, the prices provided for under the applicable contract governing the purchase of the Hydrocarbons. Except as set forth in Schedule 6.6.15, no person has any call upon, option to purchase, or other right with respect to the Company's or any Subsidiary's share of production from the Assets, whether upon the transfer of any of the Assets or otherwise.

          6.6.16 Consents. Except for filings and approvals required under the Hart-Scott Act, no consent, authorization, exemption, franchise, approval, permit or license of, or filing with, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the other agreements contemplated hereby or the performance of the obligations contemplated hereby or thereby by or on the part of the Company.

          6.6.17    Taxes.

          (a) Filing of Tax Returns. The Company and each Subsidiary have duly and timely filed or will duly and timely file (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all returns (including information returns) and reports, including all schedules or attachments thereto, required by the United States or any state or any political subdivision thereof or any foreign jurisdiction to be filed on or before the Closing Date by the Company and each Subsidiary in connection with any Tax ("Tax Returns"). All such Tax Returns are, or will be, complete and accurate and properly reflect the Taxes of the Company and each Subsidiary for the periods covered hereby. Seller and Seller Parent Company have duly and timely filed or will duly and timely file (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) all consolidated and combined unitary Tax Returns required to be filed for each taxable period through and including the Closing Date which Tax Returns were required to include the

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
     Company or any of the Subsidiaries. All such Tax Returns are, or will be, complete and accurate and properly reflect the Taxes of the Seller and Seller Parent Company for the periods covered thereby.

          (b) Payment of Taxes. Seller, Seller Parent Company, the Company and each Subsidiary have paid or accrued all Taxes that have become due with respect to any Tax Returns that they have filed.

          (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as described in Schedule 6.6.17(c), no Tax deficiency or delinquency has been asserted against the Company or any Subsidiary; there is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of the Company or any Subsidiary that, to the knowledge of Seller, could be asserted by any Tax authority; there is no Tax authority audit of the Company or any Subsidiary pending and the results of any completed audits are properly reflected in the Financial Statements; neither the Company nor any Subsidiary has violated any federal, state, local or foreign Tax law, except where such violation would not have a material adverse effect; and there are no pending claims for refund of Taxes filed by the Company or any Subsidiary.

          (d) Tax Liens. There are no liens for Taxes upon any assets of the Company or any Subsidiary other than statutory liens for Taxes not yet delinquent.

          (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and each Subsidiary and paid to governmental agencies for all Taxes (including any amounts required to be withheld pursuant to Sections 1441 through 1446 of the Code) have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

          (f) Request for Rulings. There are no outstanding requests for rulings with any Tax or revenue authority that would have a material adverse effect on the operations of the Company and its Subsidiaries.

          (g)  Partnerships.  Except as set forth in Schedule
     6.6.17(g), neither the Company nor any Subsidiary owns any interest in any entity that is characterized as a partnership under the Code.

          6.6.18 Accuracy of Records Furnished. The production and lease operating expense records furnished to Buyer by the Company in connection with the transactions contemplated hereby, as well as the "Top Fields Marketing Arrangements Summary - March 22, 1995" furnished to Buyer by the Company, are materially accurate.

     6.7  Special Matters Regarding Due Diligence Defects.


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
          6.7.1 Threshold Amount. Notwithstanding the foregoing, no Due Diligence Defect will exist as to any fact or circumstance that causes a Due Diligence Benchmark to be untrue unless the sum of the Due Diligence Defect Amounts in respect of such fact or circumstance exceeds $35,000. If a Due Diligence Defect exists pursuant to the preceding sentence, the Due Diligence Defect Amount for such Due Diligence Defect will include the entirety of such Due Diligence Defect Amount, including the portion below such threshold amount.

          6.7.2 Due Diligence Defect Amount. With respect to each Due Diligence Defect, "Due Diligence Defect Amount" means the amount of the loss, liability or diminution in value of Assets (other than Subject Interests) that is directly attributable to such Due Diligence Defect; provided however that to the extent a Due Diligence Defect relates to an Asset or liability reflected in the Financial Statements, the Due Diligence Defect Amount with respect thereto shall mean only the diminution in value of the Asset, or the increase in the amount of the liability, from that reflected in the Financial Statements.

          6.7.3 Additional Due Diligence Defect. In addition to the matters set forth above, it shall be a Due Diligence Defect if the likely aggregate liability of the Company (including interest) with respect to the matters covered by clause (d) of Section 1 of the Indemnity Agreement (the "Indemnity Agreement") to be entered into in substantially the form of Exhibit E hereto (the "Likely Liability") exceeds $1,500,000. The Due Diligence Defect Amount with respect to such Due Diligence Defect shall be the amount of the Likely Liability in excess of $1,500,000. Notwithstanding the foregoing, the Due Diligence Defect Amount with respect to such Due Diligence Defect shall be reduced by the amount by which Seller, at its option, increases the indemnity amount applicable to clause (d) of Section 1 of the Indemnity Agreement above $1,500,000. Any disputes regarding the Likely Liability will be determined in accordance with the provisions of Section 7.7. Seller will use its reasonable efforts to assist Buyer in locating all the, and in determining what, data and information that it needs to make the determinations required by this Section 6.7.3.

     6.8  Section 29 Tax Credits.

          6.8.1 Section 29 Tax Credit Defects. For purposes of this Agreement, "Section 29 Tax Credit Defect" means a fact or circumstance that causes the following sentence to be untrue. Each well of the Company and each Subsidiary set forth on
     Schedule 6.8.1 is qualified for tax credits under Section 29 of the Code.

          6.8.2 Threshold Amount. Notwithstanding the foregoing, no Section 29 Tax Credit Defect will exist unless the Section 29 Tax Credit Defect Amount exceeds $35,000. If a Section 29 Tax Credit Defect exists pursuant to the preceding sentence, the Section 29 Tax Credit Defect Amount for such Section 29 Tax Credit Defect will include the entirety of such Section 29 Tax Credit Defect Amount, including the portion below such threshold amount.

                               -24-
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
          6.8.3 Section 29 Tax Credit Defect Amount. Set forth on Schedule 6.8.1 with respect to each well is the "Present Value" of the tax credits under Section 29 of the Code for purposes of this Agreement (in each case, the "Attributed Tax Value"), which Attributed Tax Values total $14,687,000. "Section 29 Tax Credit Defect Amount" means the aggregate Attributed Tax Value of all wells set forth on Schedule 6.8.1 that are not qualified for tax credits under Section 29 of the Code.

          6.8.4     Notice of Section 29 Tax Credit Defects.
     Within a reasonable time after discovery by Buyer, but in no event later than 180 days after the Closing Date, Buyer will notify Seller in writing of any matters that, in Buyer's reasonable opinion, constitute Section 29 Tax Credit Defects. For all purposes of this Agreement, Buyer will be deemed to have waived any Section 29 Tax Credit Defects that Buyer fails to assert as Section 29 Tax Credit Defects by written notice given to Seller on or before 180 days after the Closing Date.

          6.8.5 Section 29 Tax Credit Notice Requirements. To be effective, Buyer's written notice of a Section 29 Tax Credit Defect must (i) identify the specific Subject Interest (or portion thereof) affected by the asserted Section 29 Tax Credit Defect, (ii) describe the material facts that establish the existence of a Section 29 Tax Credit Defect and the extent of such Section 29 Tax Credit Defect, and (iii) calculate the
     Section 29 Tax Credit Defect Amount that Buyer asserts is attributable to such Section 29 Tax Credit Defect.

     6.9  Representation and Covenant Matters.

          6.9.1 Representation and Covenant Defects. For purposes of this Agreement, "Representation and Covenant Defect" means a fact or circumstance that constitutes a breach of a representation of Seller set forth in Article IV or a breach of a covenant of Seller set forth in Article VIII.

          6.9.2 Threshold Amount. Notwithstanding the foregoing, no Representation and Covenant Defect will exist as to any fact or circumstance that constitutes a breach as described in Section 6.9.1 unless the sum of the Representation and Covenant Defect Amounts in respect of such fact or circumstance exceeds $35,000. If a Representation and Covenant Defect exists pursuant to the preceding sentence, the Representation and Covenant Defect Amount for such Representation and Covenant Defect will include the entirety of such Representation and Covenant Defect Amount, including the portion below such threshold amount.

          6.9.3 Representation and Covenant Defect Amount. With respect to each Representation and Covenant Defect, "Representation and Covenant Defect Amount" means (i) with respect to facts or circumstances that constitute a breach of a representation of Seller set forth in Article IV (except a breach of Section 4.7), the amount of loss, liability or diminution in value that is directly attributable to such Representation and

                               -25-
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
     Covenant Defect and (ii) with respect to facts or circumstances that constitute a breach of a covenant of Seller set forth in Article VIII or a breach of the representation of Seller in Section 4.7, the amount of loss, liability or diminution in value that is directly attributable to such Representation and Covenant Defect; provided however that to the extent such Representation and Covenant Defect relates to an Asset or liability reflected in the Financial Statements, the Representation and Covenant Defect Amount with respect thereto shall mean only the diminution in value of the Asset, or the increase in the amount of the liability, from that reflected in the Financial Statements.

     6.10 Pre-Closing Defect Amount. Seven days prior to the Closing Date (the "Delivery Date"), Buyer will notify Seller in writing of all matters Buyer has discovered during its due diligence review that in Buyer's reasonable opinion constitute (a) Representation and Covenant Defects, (b) Due Diligence Defects, (c) Title Defects, (d) Environmental Defects and (e) Section 29 Tax Credit Defects (collectively, "Pre-Closing Defects"). To be effective, such notice must also state the specific Defect Amount that Buyer attaches to each individual Pre-Closing Defect, a brief description of the matter constituting the asserted Pre-Closing Defect, appropriate supporting documents that are reasonably available to Buyer to verify the existence of such asserted Pre-Closing Defect, and any other information that would be required by Sections 6.8.5, 7.2.1(b) or 7.2.2(b) with respect to such asserted Pre-Closing Defect. The existence of all Pre-Closing Defects (including the attempted cure thereof by Seller) and the final aggregate amount of all Defect Amounts with respect to uncured Pre-Closing Defects (the "Pre-Closing Defect Amount") will be determined by agreement of Buyer and Seller, or, if disputes exist, in accordance with the provisions of Section 7.7. Notwithstanding the foregoing, Buyer will have the right to supplement its notification pursuant to this Section prior to Closing to add any Representation and Covenant Defects or Due Diligence Defects that relate to events occurring between the Delivery Date and the Closing Date (but will not have the right to supplement its notification with respect to any events that occurred prior to the Delivery Date).

     6.11 Right to Cure. Seller will have the right, but not the obligation, to cure any Pre-Closing Defects. If the Pre-Closing Defect Amount timely asserted by Buyer pursuant to and in accordance with Section 6.10 exceeds $12,000,000, and Buyer does not waive the condition stated in Section 9.2(c), the parties agree that, at the election of Seller, the Closing may be delayed for a period of up to thirty (30) days to allow Seller the opportunity to cure any Pre-Closing Defects to the extent necessary to satisfy such condition, after which cure period the final Pre-Closing Defect Amount shall be determined as set forth in Section 6.10.

     6.12 Limitation on Multiple Types of Defects. Notwithstanding any other provisions of this Agreement, in the event that a fact or circumstance does or could constitute more than one type of Defect under this Agreement, the fact or circumstance will be deemed to constitute only one type of Defect as selected by Buyer in the applicable notice to Seller setting forth such fact or circumstance as a Defect.

     6.13 Positive Adjustments. To the extent any representation of Seller contained in Article IV or any covenant of Seller set forth in Article VIII is discovered to be incorrect in a

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manner that results in a monetary benefit to the Company or any
Subsidiary in excess of $35,000, the amount of such benefit (including the amount below such threshold) shall be offset against all Pre-Closing Defects in calculating the Pre-Closing Defect Amount. In addition, to the extent any Due Diligence Benchmark, or any statement set forth in the second sentence of Section 6.8.1 (dealing with Section 29 Tax Credits), is untrue in a manner that results in a monetary benefit to the Company or any Subsidiary in excess of $35,000, the amount of such benefit (including the amount below such threshold) shall be offset against all Pre-Closing Defects in calculating the Pre-Closing Defect Amount.

     6.14 Statements Regarding Representation of Financial Condition. Notwithstanding anything in this Agreement to the contrary, except as set forth in Section 4.7, Seller makes no warranty or representation, express or implied, with respect to the financial condition or results of operations, or the assets or liabilities of the Company or any Subsidiary. Nothing in this Agreement, however, will be construed to limit or otherwise qualify the effectiveness of the representations made in Section 4.7.


                           ARTICLE VII

              TITLE, ENVIRONMENTAL AND OTHER MATTERS

     7.1 No Warranty or Representation Regarding Environmental Laws or Title. Notwithstanding anything in this Agreement to the contrary, Seller makes no warranty or representation, express or implied, with respect to Environmental Laws, the Company's or any Subsidiary's title to the Assets, or the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, any description of the Assets, pricing assumptions, potential for production of Hydrocarbons from the Subject Interests or other matters contained in the Reports or in any other material furnished to Buyer by Seller, the Company or any Subsidiary or by any agent or representative of any of them). Additionally, without limiting in any way the provisions of Subsection 6.6.2, the parties recognize that there may be over or under imbalances with respect to gas production or processing attributable to certain Subject Interests and hereby agree that the existence of such imbalances will not be deemed a Title Defect and that no representation or warranty is made by Seller with respect to such matters.

     7.2  Buyer's Title and Environmental Review.

          7.2.1     Title Review.

          (a) Notice of Title Defects. Not later than 90 days after the Closing Date, Buyer will notify Seller in writing of any matters that, in Buyer's reasonable opinion, constitute Title Defects with respect to the Company's or any Subsidiary's title to all or any portion of the Subject Interests. For all purposes of this Agreement, Buyer will be

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     deemed to have waived any Title Defects that Buyer fails to assert as Title Defects by written notice given to Seller on or before 90 days after the Closing Date.

          (b) Title Notice Requirements. To be effective, Buyer's written notice of a Title Defect must include (i) the specific Subject Interest (or portion thereof) affected by the asserted Title Defect, (ii) a brief description of the matter constituting the asserted Title Defect, (iii) the claimed Title Defect Amount attributable thereto and (iv) supporting documents reasonably available to Buyer that are reasonably necessary for Seller (or a title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect.

          (c) Seller's Right to Cure Title Defects and Effect of Failure to Cure. Seller will have until 180 days after the Closing Date, at its cost and expense, if it so elects, but without obligation, to cure all or a portion of asserted Title Defects. If asserted Title Defects are waived by Buyer or cured within such time, any such waived or cured Title Defects will be deemed "Permitted Encumbrances". If Seller within such time fails or refuses to cure any Title Defect of which Buyer has given timely written notice as required above and that Buyer has not waived, each portion of an undivided interest in a Subject Interest affected by such uncured and unwaived Title Defect will be a "Title Defect Property" and all such portions will collectively be "Title Defect Properties". Buyer no later than 270 days after the Closing Date will elect by written notice to Seller, as Buyer's sole and exclusive remedy, either to (x) waive such Title Defects, which will then be deemed "Permitted Encumbrances" or
     (y) subject to Section 7.3, cause the Company or any Subsidiary to convey to Seller or Seller's designee those portions of the Title Defect Properties that constitute Material Defect Properties (together with all rights, titles and interests attributable thereto), and subject to Section
     7.6.2 (including, but not limited to, the Refund Limit set forth therein) obtain a refund from Seller of a portion of the Purchase Price equal to the aggregate amount of the Stipulated Values of such Material Defect Properties. Notwithstanding the foregoing, in the event Buyer elects to cause the Company or such Subsidiary to convey Material Defect Properties to Seller or Seller's designee as aforesaid, Seller, at its sole option, may nevertheless elect, within 20 days after the expiration of the 270-day period, that any such Material Defect Properties not be conveyed to Seller or Seller's designee, but be retained by the Company or such Subsidiary as part of the Assets, in which case Seller, subject to Section
     7.6.2 (including, but not limited to, the Refund Limit set forth therein), will refund a portion of the Purchase Price equal to the aggregate amount of Title Defect Amounts with respect to such Material Defect Properties. Failure by Buyer to make an election with respect to any Title Defect within the aforesaid time period will be deemed an election to waive such Title Defect. Failure of Seller to make an election to refuse reconveyance of any Material Defect Property within the aforesaid time period will be deemed an election to accept such reconveyance. Buyer will not have the right to reduce, or receive a refund of any portion of, the Purchase Price on account of any Non-Material Defect Properties.

          (d)  Method of Determining Title Defect Amounts.  The
     "Title Defect Amount" means, with respect to each Title Defect affecting a Title Defect Property, the amount by

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     which the value of such Title Defect Property is impaired as a result of the existence of such Title Defect, which amount will be determined as follows:

               (i) If the Title Defect relates to failure of title to the entirety of the Company's or any Subsidiary's interest in an Asset, the Title Defect Amount will be the entire Stipulated Value of such Asset.

               (ii) If the Title Defect relates to an undivided interest in an Asset, the Title Defect Amount shall be an amount that is proportionate to the Stipulated Value of such Asset.

               (iii) If the Title Defect results from a lien, security interest, pledge or collateral assignment upon one or more Assets (or a portion thereof) that is liquidated in amount, then the Title Defect Amount will be the amount necessary to remove such lien, security interest, pledge or collateral assignment from the Company's or any Subsidiary's title to such one or more Assets (or a portion thereof).

               (iv) If the Title Defect results from the Company or any Subsidiary having a lesser net revenue interest in an Asset than the net revenue interest specified therefor in Exhibit A-2, the Title Defect Amount will be equal to the product obtained by multiplying the Stipulated Value for that Asset in Exhibit A-2 by a fraction, the numerator of which is the reduction in the net revenue interest and the denominator of which is the net revenue interest specified for such Asset in Exhibit A-2.

               (v) If the Title Defect results from the Company or any Subsidiary having a greater working interest in an Asset than the working interest specified therefor in Exhibit A-2, the Title Defect Amount will be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reports with respect to such Asset for the period from and after the Balance Sheet Date that is attributable to such increase in working interest.

               (vi) If the Title Defect results from any matter not described in paragraphs (i), (ii), (iii), (iv) or (v) above, then the Title Defect Amount will be a portion of the Stipulated Value set forth for that Asset in Exhibit A-2, such portion to be equal to the difference between the value of the Company's or such Subsidiary's title to such Asset without such Title Defect and with such Title Defect (assuming the value without such Title Defect to be the Stipulated Value of such Asset set forth in Exhibit A-2); provided that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount will be the reasonable cost and expense of curing such Title Defect, if less.


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               (vii)     If a Title Defect is not effective or does
          not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact will be taken into account in determining the Title
          Defect Amount.

               (viii)    Each Title Defect Amount will be
          determined without duplication of costs or losses, or any other Title Defect Amount. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work will only be included in the Title Defect Amount for one Title Defect Property and only once as a Title Defect Amount.

               (ix) If a Title Defect affects only a portion of an Asset (as contrasted with an undivided interest in the entirety of such Asset) and a portion of the Purchase Price has not been allocated specifically to such portion of an Asset in Exhibit A-2, then for purposes of computing the Title Defect Amount, the Purchase Price allocated to such Asset will be further allocated among the portions of such Asset in a fair and reasonable manner, taking into account the Stipulated Values set forth in Exhibit A-2.

               (x) No Title Defect Amount will be allowed on account of and to the extent that an increase in the Company's or any Subsidiary's working interest in a property has the effect of proportionately increasing the Company's or any Subsidiary's net revenue interest in such property.

     Notwithstanding anything in this Agreement to the contrary, the aggregate Title Defect Amounts attributable to Title Defects relating to a Subject Interest for which Buyer receives a refund of a portion of the Purchase Price will never exceed the Stipulated Value of that Subject Interest as set forth in Exhibit A-2. Any disputes between Buyer and Seller concerning the existence of a Title Defect and/or the Title Defect Amount shall be subject to arbitration, as set forth in Section 7.7 below, unless Buyer elects to waive such Title Defect.

          7.2.2     Environmental Review.

          (a) Notice of Environmental Defects. Not later than 180 days after the Closing Date, Buyer will notify Seller in writing of any matters that, in Buyer's reasonable opinion, constitute Environmental Defects with respect to all or any portion of the Assets. For all purposes of this Agreement, Buyer will be deemed to have waived any Environmental Defects that Buyer fails to assert as Environmental Defects by written notice given to Seller on or before 180 days after the Closing Date.

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          (b)  Environmental Notice Requirements.  To be effective,
     Buyer's written notice of an Environmental Defect must (i) identify the specific Asset (or portion thereof) affected by the asserted Environmental Defect, (ii) describe the material facts, including the results of soil and/or groundwater sampling or other analytical testing, which establish the existence of an Environmental Defect and the extent of such Environmental Defect, and (iii) calculate the Environmental Defect Amount that Buyer asserts is attributable to such Environmental Defect.

          (c) Method of Determining Environmental Defect Amounts. The "Environmental Defect Amount" means, with respect to any Environmental Defect, the present value as of the Closing Date of the most cost effective Remediation of the Environmental Defect. Buyer's calculation of the Environmental Defect Amount must describe the Remediation proposed for each condition that contributes to the asserted Environmental Defect, identify all assumptions used by the Buyer in calculating the Environmental Defect Amount, including the standards the Buyer asserts must be met to comply with Environmental Laws existing as of the Closing Date, and discount all costs to be incurred in connection with the Remediation at an annual discount rate of 10%.

          (d) Seller's Response to Environmental Notice. Seller shall have a period of sixty (60) days following the receipt of Buyer's notice of an asserted Environmental Defect in which to investigate the material facts that Buyer has identified as establishing the existence of the Environmental Defect.
     During such sixty (60) day period, Buyer shall give or cause to be given to Seller and its representatives at reasonable times during normal business hours reasonable (i) access to examine the Assets identified in the notice and to conduct such soil and groundwater sampling and other testing as Seller deems necessary, (ii) access to all information relied on by Buyer in preparing such notice, and (iii) opportunity to examine the employees or other representatives of Buyer with knowledge related to the material facts set forth in the notice. Prior to the expiration of the sixty (60) day period, Seller shall notify Buyer in writing if it contests the existence of the asserted Environmental Defect and/or Buyer's calculation of the Environmental Defect Amount. Seller's notice to Buyer shall identify the material facts listed in Buyer's notice with which Seller disagrees, Seller's basis for its disagreement, and Seller's calculation of the Environmental Defect Amount attributable to the asserted Environmental Defect.

          (e) Procedures for Resolving a Contested Environmental Notice. Buyer shall have thirty (30) days after receipt of Seller's notice in which to investigate the matters and/or calculations set forth in Seller's notice and to attempt to resolve any disagreements it has with Seller regarding such matters and/or calculations. Prior to the expiration of such thirty (30) day period, Buyer shall notify Seller in writing of the matters and calculations set forth in Seller's notice with which it disagrees. If Buyer and Seller agree on the existence of an Environmental Defect and the Environmental Defect Amount attributable to such Environmental Defect, such Environmental Defect Amount shall be an Environmental Defect Amount for which Buyer may be entitled to a refund of the Purchase Price, subject to the remaining provisions of this
     Article VII (including, but not

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     limited to, Section 7.6.2 and the Refund Limit set forth
     therein). Each portion of an Asset affected by such agreed Environmental Defect will be an "Environmental Defect Property" and such portions collectively will be "Environmental Defect Properties". Any disputes between Buyer and Seller concerning the existence of an Environmental Defect and/or the Environmental Defect Amount shall be subject to arbitration, as set forth in Section 7.7 below, unless Buyer elects to waive such Environmental Defect.

          (f)  Contribution.  If Buyer, the Company or any
     Subsidiary have any claim for or right of contribution, reimbursement or other similar action against any third party with respect to an Environmental Defect that causes Seller to be required to refund a portion of the Purchase Price to Buyer, then Buyer, the Company or any Subsidiary shall assign a pro rata portion of such right to Seller (based upon the ultimate liability paid by each of Buyer and Seller with respect to such Environmental Defect) and will assist Seller in pursuing such claim against the third party; provided that Buyer will not be obligated to bear any out-of-pocket third-party costs in respect of such claim.

     7.3  Material Defects.

          (a) General. All or such part of the Title Defect Properties and the Environmental Defect Properties with respect to which the aggregate Title Defect Amounts and Environmental Defect Amounts are equal to or less than $7,000,000 (the "Defect Deductible") will be "Non-Material Defect Properties." If the aggregate Title Defect Amounts and Environmental Defect Amounts with respect to all Title Defect Properties and Environmental Defect Properties is less than the Defect Deductible, the excess of the Defect Deductible over the aggregate of such Title Defect Amounts and Environmental Defect Amounts is referred to in this Agreement
     as the "Remaining Deductible".   If the sum of the Title
     Defect Amounts and Environmental Defect Amounts with respect to all Title Defect Properties and Environmental Defect Properties is greater than the Defect Deductible, then all Title Defect Properties and Environmental Defect Properties that are not Non-Material Defect Properties will be "Material Defect Properties." If Title Defect Properties and Environmental Defect Properties include both Non-Material Defect Properties and Material Defect Properties, Buyer may select the Title Defect Properties and Environmental Defect Properties to be included in the Non-Material Defect Properties by written notice given to Seller not later than 270 days after the Closing Date. If by such deadline Buyer fails to make such selection or fails to select Title Defect Properties and Environmental Defect Properties with respect to which the sum of the Title Defect Amounts and Environmental Defect Amounts is at least equal to the Defect Deductible, Seller will have the right to make such selections or such additional selections as may be necessary to meet the Defect Deductible.

          (b)  Offsets to Purchase Price
     Reductions.  Notwithstanding any other provisions of this
     Article VII to the contrary, all net increases in the Company's or any Subsidiary's net revenue interest in any lease, well or unit included in the Assets over and above the Company's or such Subsidiary's net revenue interest reflected in Exhibit A-2 and all net

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     decreases in costs resulting from decreases in any of the
     Company's or any Subsidiary's working interest in any lease, well or unit included in the Assets below the Company's or such Subsidiary's working interest reflected in Exhibit A-2 will be taken into account as an offset to any Title Defect Amounts and Environmental Defect Amounts. The value of an offsetting interest will be proportionate to the value of the related Subject Interest as determined pursuant to
     Section 3.2. For example, if a particular Subject Interest in a well is valued at $500,000 pursuant to Section 3.2 and the actual net revenue interest owned by the Company in such well is 25% greater than the net revenue interest for such well as set forth in Exhibit A-2, then Seller will be entitled to an offset against Title Defect Amounts and Environmental Defect Amounts of $125,000. Buyer will promptly furnish Seller with written notice of any offsetting interest that is discovered by any of Buyer's employees or representatives while conducting Buyer's title review, due diligence or investigation with respect to the Subject Interests. Notwithstanding the foregoing, no net increase in net revenue interest or decrease in costs in respect of any Subject Interest will be taken into account as an offset against any Title Defect Amounts and Environmental Defect Amounts if the value thereof is less than $35,000.

     7.4 Title Defects. For the purposes of this Agreement, a portion of the Subject Interests will be deemed to have a "Title Defect" if any one or more of the following statements is untrue with respect to such portion of the Subject Interests as of the Balance Sheet Date and as of the Closing Date:

          (a) The Company or any Subsidiary has Defensible Title thereto; provided that the Company and such Subsidiary will not be deemed to lack Defensible Title for failure to pay royalties, rentals or other payments with respect to a Subject Interest or by reason of default under any lease, farmout agreement or other contract or agreement with respect to a Subject Interest, except to the extent the same would be a Title Defect under paragraphs (b) or (c) below.

          (b) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such portion of the Subject Interests have been properly and timely paid, except for payments held in suspense for title or other reasons that are customary in the industry and that will not result in grounds for cancellation of the Company's or any Subsidiary's rights in such portion of the Subject Interests.

          (c) Neither the Company nor any Subsidiary is in default under the terms of any leases, farmout agreements or other contracts or agreements respecting such portion of the Subject Interests that could (1) interfere with the operation, value or use thereof, (2) prevent the Company or such Subsidiary from receiving the proceeds of production or other revenues attributable to the Company's or such Subsidiary's interest therein or (3) result in cancellation of the Company's or such Subsidiary's interest therein.

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Notwithstanding the foregoing:

               (i) No Title Defect will exist as to a Subject Interest unless the sum of the Title Defect Amounts in respect thereof, when added to the aggregate Environmental Defect Amounts in respect thereof, if any, exceed $35,000. If a Title Defect exists pursuant to the preceding sentence, the Title Defect Amount for such Title Defect will include the entirety of such Title Defect Amount, including the portion below such threshold amount.

               (ii) Loss of any Asset or portion thereof following the date of this Agreement due to (A) any election or decision made by Seller in accordance with Article VIII or (B) expiration of the primary or secondary term of a lease, will not constitute a Title Defect.

     7.5  Preferential Rights to Purchase and Consents.

          (a) In the event Buyer identifies any preferential purchase rights or consents to assignment that would be triggered by the transactions contemplated hereby, Buyer will furnish to Seller a list of the same together with reference to the instruments Buyer has identified evidencing such rights. Seller will request from the parties so identified, in accordance with the instruments creating such rights, waivers of the preferential rights to purchase and requirements that consent to assignment be obtained that were so identified.

          (b) If a party from whom a waiver of a preferential right to purchase is requested fails or refuses to give such waiver, Seller may send to the holder of such right (with a copy to Buyer) a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Assets covered by such right on substantially the same terms as those contained in this Agreement and for the portion of the Purchase Price allocated to such Assets as provided in this Agreement, subject to adjustments in price in the same manner that the Purchase Price may be adjusted pursuant to this Agreement.

          (c) If, prior to Closing, any holder of a preferential right notifies Seller of such holder's election to purchase the Assets to which its preferential purchase right applies, then the Company or Subsidiary, as applicable, will (i) satisfy all such preferential purchase right obligations and
     (ii) receive all proceeds received from such holders in connection with such preferential purchase rights. All Assets for which a preferential purchase right has not been exercised prior to the Closing by the holder of such right will be included in the Assets owned by the Company or any Subsidiary at the Closing. If one or more of the holders of such preferential purchase rights notifies Seller subsequent to the Closing of such holder's election to purchase, Seller will give notice thereof to Buyer, whereupon the Company or Subsidiary, as applicable, will (i) satisfy all such preferential purchase right obligations of Seller to such holders and (ii) receive all proceeds received from such holders in connection with such preferential purchase rights. In the event the

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     Company or any Subsidiary, as applicable, is obligated to
     satisfy any such preferential purchase right obligation at less than the Stipulated Value of such Assets, then the difference between (i) the Stipulated Value for such Assets and (ii) the proceeds received from such holders in connection with such preferential purchase rights, will be deemed to be a Title Defect Amount; provided that such difference will not be deemed to be a Title Defect unless it exceeds $35,000, but once it exceeds $35,000, all of such difference shall constitute a Title Defect Amount. In the event the Company or any Subsidiary, as applicable, is obligated to satisfy any such preferential purchase right obligation at more than the Stipulated Value of such Assets, then the difference between
     (i) the proceeds received from such holders in connection with such preferential purchase rights and (ii) the Stipulated Value for such Assets, will be an offset against the Title Defect Amounts; provided that such difference will not be offset against the Title Defect Amounts unless it exceeds $35,000, but once it exceeds $35,000, all of such difference will be an offset against the Title Defect Amounts. Seller will deliver promptly to Buyer copies of all notices, or other correspondence relating to Buyer's acquisition of the Stock, received at any time from the date of this Agreement to the Closing Date from any person purporting to hold and to exercise or waive any preferential purchase right pertaining to any of the Assets.

     7.6  Purchase Price Adjustment; Limitation.

          7.6.1 Reimbursement Amount. Within twenty-five (25) days after the expiration of the 270-day period referred to in subsection 7.2.1(c), Seller and Buyer will execute and deliver an agreement evidencing the refund, if any, to Buyer of the Purchase Price required by this Section 7.6 (the "Reimbursement Amount"). Subject to the Refund Limit set forth in Section 7.6.2, the Reimbursement Amount shall be calculated as follows:

          (i) If Material Defect Properties exist, the sum of (A) the aggregate Title Defect Amounts and Environmental Defect Amounts with respect to all Material Defect Properties that are not conveyed to Seller or Seller's designee pursuant to
     Section 7.2.1(c), (B) the aggregate Stipulated Values of all Material Defect Properties that are conveyed to Seller or Seller's designee pursuant to Section 7.2.1(c), (C) the
     Section 29 Tax Credit Defect Amounts, (D) the Representation and Covenant Defect Amounts with respect to Representation and Covenant Defects that constitute Pre-Closing Defects, and (E) the Due Diligence Defect Amounts with respect to Due Diligence Defects that constitute Pre-Closing Defects.

          (ii) If Material Defect Properties do not exist, the result of (A) the sum of (1) the Section 29 Tax Credit Defect Amounts, (2) the Representation and Covenant Defect Amounts with respect to Representation and Covenant Defects that constitute Pre-Closing Defects and (3) the Due Diligence Defects that constitute Pre-Closing Defects, minus (B) the Remaining Deductible.

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          7.6.2     Limitations; Payment.  Notwithstanding any
     other provisions of this Agreement, including, but not limited to the calculations set forth in Section 7.6.1, the Reimbursement Amount will in no event exceed $5,000,000 (the "Refund Limit"). Seller agrees to pay to Buyer the Reimbursement Amount, plus interest thereon from the Closing Date to the date of payment at a rate of six percent (6%) per annum, within 10 days following the final determination thereof.

     7.7  Arbitration.

          (a) If the Pre-Closing Defect Amount timely asserted by Buyer pursuant to and in accordance with Section 6.10 exceeds $12,000,000 (a "Pre-Closing Defect Claim"), and Buyer does not waive the condition stated in Section 9.2(c), and if Seller disputes such assertion by Buyer, such dispute and any dispute regarding attempted cure by Seller shall be settled pursuant to this Section 7.7 and the Closing shall be delayed until 10:00 a.m., Dallas, Texas time on the fifth business day immediately following the earliest of (i) the date, if any, on which such dispute is resolved in favor of Seller in accordance with the Arbitration Procedures, (ii) the date on which Seller and Buyer cause such condition stated in Section 9.2(c) to be satisfied pursuant to the next sentence of this
     Section 7.7(a), or (iii) the date on which Seller causes such condition stated in Section 9.2(c) to be satisfied pursuant to
     Section 6.11; provided that if prior to the earliest of the dates described in clauses (i), (ii) and (iii) above Seller terminates all then unresolved disputes at a time when the condition stated in Section 9.2(c) is not satisfied (whether before or after arbitration has begun) then this Agreement shall then terminate as a result of the failure of the condition set forth in Section 9.2(c). Buyer and Seller shall each deliver to the other a written notice describing the amount in dispute and a statement setting forth the facts and circumstances that support such party's position with respect to such dispute, and Buyer and Seller shall attempt in good faith to reach agreement in respect of the Pre-Closing Defect Claim. Any such dispute that is not resolved by the scheduled Closing Date (as it may be delayed by Seller pursuant to Section 6.11) shall be submitted to final and binding arbitration in accordance with the Arbitration Procedures.

          (b) If after Closing Buyer and Seller have not agreed upon the existence of one or more Defects, the effect of any attempted cure by Seller or the amount of one or more adjustments, credits or offsets related to the calculation of Defect Amounts claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Agreement, any such claim (a "Deferred Adjustment Claim") shall be settled pursuant to this Section 7.7. With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such party's position with respect to such Deferred Adjustment Claim. On or prior to the 285th consecutive calendar day following the Closing Date (the "Deferred Matters Date"), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims

                               -36-
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     that are not so resolved on or before the Deferred Matters
     Date shall be submitted to final and binding arbitration in accordance with the Arbitration Procedures; provided, however, that Seller may elect at any time to resolve any and all disputes relating to the Deferred Adjustment Claims by refunding to Buyer the portion of the Purchase Price that would be refundable on account of the Defects that constitute Deferred Adjustment Claims if same did not constitute Deferred Adjustment Claims. Notwithstanding anything herein provided to the contrary, including Sections 7.2.1(c) and 7.2.2(d), Seller shall be entitled to cure any Defect that constitutes a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the applicable arbitrator(s) is made with respect thereto in accordance with the Arbitration Procedures. The amount of any refund of a portion of the Purchase Price (but in no event greater than the Refund Limit) to which Buyer becomes entitled under the final and binding written decision of the applicable arbitrator(s) shall be promptly refunded by Seller to Buyer.

          (c) Buyer and Seller will each use their reasonable efforts to cause the completion of any Arbitration Procedures within 90 days after the appointment of arbitrator in accordance with the Arbitration Procedures. Either Buyer or Seller may unilaterally terminate this Agreement prior to the Closing if any arbitration proceeding instituted prior to the Closing is not concluded within 180 days after the appointment of arbitrators in accordance with the Arbitration Procedures.


                           ARTICLE VIII

                         OTHER AGREEMENTS

     8.1 Covenants of Seller Pending Closing. From and after the date of this Agreement and until the Closing, except as contemplated by this Agreement or as otherwise consented to by Buyer in writing, and subject to Section 8.2 below and the constraints of applicable operating and other agreements, Seller will cause the Company and the Subsidiaries to conduct their businesses in the ordinary course consistent with past practices. In addition, from and after the date of this Agreement and until the Closing, except as contemplated by this Agreement or otherwise consented to by Buyer in writing, and subject to Section 8.2 below and the constraints of applicable operating and other agreements:

          (a) Capital Expenditures. Seller will use reasonable efforts to prevent the Company from making any capital expenditures (with respect to the Company's net working interest) relating to the Company's and the Subsidiaries' business and within the Company's current capital budget as provided to Buyer that, singly or in the aggregate with respect to any single project, exceed $500,000, except in connection with the performance by Seller, the Company or any Subsidiary of an obligation or agreement existing on the date of this Agreement or pursuant to this Agreement.

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
          (b) Business Operations. Seller will use reasonable efforts to cause the Subject Interests to be developed, maintained and/or operated in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business. Seller will use reasonable efforts to cause the Company and the Subsidiaries to continue the marketing of Hydrocarbons from the Assets consistent with past practices. Seller will use reasonable efforts not to, and will use reasonable efforts to cause the Company and the Subsidiaries not to, take or fail to take any action (except at the instruction of Buyer or as required by Section 8.1) that would cause or permit any of the representations made in Article IV or any of the Due Diligence Benchmarks set forth in Sections 6.6.1, 6.6.3 (second sentence only), 6.6.4, 6.6.5, 6.6.6, 6.6.7, 6.6.8, 6.6.9, 6.6.10,
     6.6.11, 6.6.12, 6.6.14, 6.6.15 (except for the second
     sentence), 6.6.16, 6.6.17 and 6.6.18 to be inaccurate at the time of Closing. Seller will use reasonable efforts to cause the Company to provide Buyer, as soon as reasonably practicable following receipt by the Company, with copies of all written proposals for drilling or other operations proposed in writing by third parties with respect to proposals involving the expenditure of more than $250,000 net to the Company's interest per proposal, and provide Buyer with such proposals made by the Company at the time they are sent to third persons, except to the extent any such proposals may be restricted from disclosure by contractual obligations with third parties. Seller will use reasonable efforts to cause the Company and the Subsidiaries to timely pay all costs and expenses incurred in connection with the Assets, except to the extent contested in good faith utilizing appropriate action, and otherwise to keep the Assets free of liens (except for Permitted Encumbrances).

          (c) Material Change. Seller will promptly inform Buyer in writing of any material adverse change in the financial condition, operations, Assets, liabilities (contingent or otherwise), business or prospects of the Company or any Subsidiary. Notwithstanding the disclosure to Buyer of any such material adverse change, Seller will not be relieved of any liability for, nor will the providing of such information by Seller to Buyer be deemed a waiver by Buyer of, the breach, if any, of any representation or warranty of Seller contained in this Agreement.

          (d) Approvals of Third Parties. Seller will use reasonable efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the sale of the Stock.

          (e) Employee Matters. Seller will use reasonable efforts to cause the Company and the Subsidiaries not to, without the prior written approval of Buyer, except as required by law:

               (i) increase the cash compensation of any employee of the Company or any Subsidiary;

               (ii) adopt, amend or terminate any compensation plan or employment agreement;

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               (iii)     except for readoption and amendment of the
          Employee Severance Pay Plan as attached as Exhibit J, adopt, amend or terminate any Employee Policies and Procedures, including severance plans;

               (iv) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit; or

               (v) take or fail to take any action with respect to any past or present employee of the Company or any Subsidiary that would materially adversely affect the business of the Company or any Subsidiary.

          (f) Employee Benefit Plans. Except as contemplated by clause (e)(iii) above, Seller will use reasonable efforts to insure that neither the Company nor any Subsidiary, without the prior written approval of Buyer, except as required by
     Law:

               (i)  adopts, amends or terminates any Employee
          Benefit Plan;

               (ii) takes any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries;

               (iii) fails to pay any premium or contribution due with respect to any Employee Benefit Plan;

               (iv) fails to file any return or report with respect to any Employee Benefit Plan; or

               (v) takes or fails to take any action that would materially adversely affect any Employee Benefit Plan.

          (g) Contracts. Seller will use reasonable efforts to cause the Company and the Subsidiaries to perform all material obligations of the Company or any Subsidiary under any material contract. Seller will use reasonable efforts to insure that neither the Company nor any Subsidiary will waive any material right or cancel any material contract, debt or claim or assume or enter into any material contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business. Seller will use reasonable efforts to cause the Company and the Subsidiaries to maintain in full force and effect all insurance policies.

          (h) Capital Assets; Payments of Liabilities. Seller will use reasonable efforts to insure that neither the Company nor any Subsidiary, (i) acquires or disposes of any material capital asset or (ii) discharges or satisfies any material lien or encumbrance or pays or performs any material obligation or liability other than (A) liabilities and obligations reflected in the Financial Statements, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred or (B) current liabilities and obligations incurred in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business since the Balance Sheet Date; provided that written approval of Buyer will not be required in respect of any action taken in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business.

          (i) Mortgages, Liens and Guaranties. Seller will use reasonable efforts to insure that neither the Company nor any Subsidiary makes any material capital contribution or investment in any corporation, business or other person, enters into or assumes any mortgage, pledge, conditional sale or other title retention agreement, permits any security interest, lien, encumbrance or claim of any kind (other than Permitted Encumbrances) to attach to any of the Assets, whether now owned or hereafter acquired, or guarantees or otherwise becomes contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in a manner consistent with past practices of the Company or the Subsidiary, as appropriate, and in the ordinary course of business.

          (j) Distributions and Repurchases. Seller will insure that no distribution, payment or dividend of any kind is declared or paid by the Company or any Subsidiary, and no repurchase of any Stock or Subsidiary Stock is approved or effected.

          (k) Notices. Seller will use reasonable efforts to cause the Company and the Subsidiaries to promptly notify Buyer of any notice or threatened notice of which Seller, the Company or any Subsidiary becomes aware relating to any default, inquiry into any possible default or action to alter, terminate, rescind or procure a judicial reformation of any material lease or other material contract or any provision thereof. The Seller will use reasonable efforts to cause the Company and the Subsidiaries to notify promptly Buyer of any new suits, actions or other proceedings before any court, arbitrator or governmental agency and any causes of action involving the Assets and that would materially impair the value of the Assets.

          (l) Production Declines. Prior to the Closing, Seller will promptly notify Buyer if Seller, the Company or any Subsidiary determines, in its good faith judgment, that any well producing more than 1,000 Mcfe per day net to the Company's or Subsidiary's interest as of the date hereof has experienced a material adverse change in its production characteristics that is reasonably anticipated to be permanent, based upon normal and customary petroleum engineering practices, including without limitation a decline in the rate of Hydrocarbon production from such well to a level materially below the historical levels of decline for such well.

          (m) Casualty and Condemnation. Seller will use reasonable efforts to cause the Company and the Subsidiaries to promptly notify Buyer of any material loss or destruction

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     by fire, explosion, accident, earthquake, act of the public enemy, act of God or other similar casualty affecting any of the Assets of which Seller, the Company or any Subsidiary becomes aware.

Notwithstanding the other provisions of this Article VIII, (i) Seller, the Company and the Subsidiaries may take (or not take, as the case may be) any of the foregoing actions if reasonably necessary under emergency circumstances and provided Buyer is notified as soon thereafter as possible, and (ii) neither Seller, the Company nor any Subsidiary shall have liability to Buyer for the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF SELLER, THE COMPANY OR ANY SUBSIDIARY) unless caused by Seller's gross negligence or willful misconduct. Any consent requested of Buyer with respect to the matters covered by this Article VIII will not be unreasonably withheld or action with respect thereto unduly delayed. Failure to give any notice provided for in this Section 8.1 shall not be a basis for any claim with respect to Pre-Closing Defects or otherwise impose any liability on Seller with respect thereto and the information contained in the notice shall not be a basis for any claim with respect to a Pre-Closing Defect unless the information otherwise would cause a Pre-Closing Defect under other provisions of this Agreement.

     8.2  Limitations on Seller's Covenants Pending Closing.

          (a) To the extent Seller, the Company or any Subsidiary is not the operator of any of the Assets, the obligations of Seller, the Company or any Subsidiary in Section 8.1 above, which have reference to operations or activities that normally or pursuant to existing contracts are carried out or performed by the operator, will be construed to require only that Seller, the Company or such Subsidiary, as the case may be, use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

          (b)  Notwithstanding anything to the contrary in this
     Article VIII, should Seller or the Company conclude that the Company or any Subsidiary should not pay any lease rental or other payment or not participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Asset that may otherwise be required by Section 8.1 above, Seller will cause the Company or such Subsidiary to give Buyer written or oral notice thereof as soon as reasonably practicable after Seller, the Company or such Subsidiary receives written notice thereof from the operator of such property and the Company and such Subsidiary will not be obligated (nor will Seller be obligated to cause the Company or such Subsidiary) to make any such payment or to elect to participate in any such operation that Seller or the Company has concluded should not be made or participated in unless the Company receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by the Company or such Subsidiary, (i) the written election and agreement of Buyer

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     to require the Company or such Subsidiary to take such action and to indemnify Seller, the Company and such Subsidiary therefrom and (ii) all funds necessary for such action. Notwithstanding the foregoing, Seller will not be obligated to cause the Company or any Subsidiary to pay any lease rental or other payment or to elect to participate in any operation if the operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 8.2(b) and the Assets to which such payments relate are conveyed to Seller or Seller's designee, pursuant to Article VII, and Seller does not reimburse Buyer for all advances made by Buyer with respect to such Assets pursuant to this Section 8.2(b) within 30 days after the Asset is conveyed to Seller or Seller's designee, then (i) Buyer will own and be entitled to any right of Seller, the Company or such Subsidiary that would have lapsed but for such payment and
     (ii) in the case of operations, Buyer will be entitled to receive the penalty that Seller, the Company or such Subsidiary, as nonconsenting party, would have suffered under the applicable operating agreement with respect to such operations as if Buyer were a consenting party thereunder.

     8.3 No Solicitation. From and after the date of this Agreement until June 15, 1995, Seller will not, and will not permit any of its affiliates to, participate in any discussions with, solicit offers from, or negotiate with, any party other than Buyer for the purpose of selling any of the Stock or all or substantially all of the Assets or merging the Company or any of the Subsidiaries.

     8.4  Company Employees; Severance Costs.

          (a) With respect to persons who are employees of the Company or a Subsidiary at any time between the date of this Agreement and the Closing Date ("Employees") and are terminated (the "Terminated Employees") by the Company or any Subsidiary during the period beginning on the date of this Agreement and ending 180 days after the Closing (the "Transition Period"), Seller will reimburse the Company or Subsidiary, as appropriate, for up to $4,000,000 of Severance Costs (as defined below) paid by the Company or the Subsidiary to the Terminated Employees.

          (b) During the Transition Period, Buyer will cause the Company and the Subsidiaries to maintain in effect the severance policies that affect Employees as described in
     Section 10.6 and Buyer shall not permit the Company or any Subsidiary to decrease the cash compensation or materially change other benefits of any Employees until termination. Buyer will cause the Company and the Subsidiaries to maintain in effect the severance policies that affect the executives of the Company as described in Section 10.6 for a period of two years after the Closing Date.

          (c) "Severance Costs" will mean the amounts paid in accordance with the Company's and the Subsidiaries' severance plans as in effect on the Closing Date that are calculated based on a period of time multiplied by base salary, plus the costs of outplacement services and post-termination "COBRA" (as defined in such severance plans)

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     benefits, but will not include salary, vacation and pro rata bonuses under the Company's and the Subsidiaries' incentive pay plans or other benefits owing to employees through the Closing Date.

          (d) In the event the Company, any Subsidiary, Buyer or any of their affiliates hires a Terminated Employee as a employee or consultant (or in any similar capacity) at any time within nine months after the Closing Date (except pursuant to the last sentence of (e) below), Buyer will repay to Seller all Severance Costs that Seller reimbursed to Company, any Subsidiary, Buyer or any of their affiliates with respect to such Terminated Employee. Notwithstanding the foregoing, Buyer may contract to use a Terminated Employee's services for up to 3 months or for a total compensation of $20,000, whichever occurs first, without repaying such severance costs to Seller.

          (e) After Closing Buyer shall cause the employees of the Company to cooperate with Seller as provided in Section 8.5 and to cooperate in the preparation of final financial statements for periods prior to Closing. To the extent that the Company does not have sufficient employees to cooperate to Seller's satisfaction, Seller may elect to cause the Buyer to hire, at Seller's expense, part-time employees to perform such services.

          (f) Payments under this Section 8.4 will be made promptly and without reference to the procedures and limitations set forth in Article XI. Buyer will not permit the Company or any Subsidiary to pay any Severance Costs to any Terminated Employee who has not executed a release substantially in the form of Exhibit F.

     8.5  Tax Matters.

          (a) Preparation and Filing of Certain Tax Returns. At the appropriate time (taking into account all extensions of time relating to any filing) after the Closing Date, Seller shall prepare and file, or cause Seller Parent Company to prepare and file, all appropriate consolidated and combined unitary Tax Returns for all Tax periods which include, on a consolidated or combined unitary basis, the business and operations of the Company and its Subsidiaries (the "Operations") through the end of business on the Closing Date (the "Pre-Closing Periods"). Seller shall have no responsibility for filing Tax Returns for the Company and its Subsidiaries for taxable periods beginning after the Closing Date (the "Post Closing Periods") and the Buyer shall prepare and file such returns. Seller or the Seller Parent Company will include the income of the Company and its Subsidiaries (including any gain or loss recognized as a result of the election pursuant to Section 338 of the Code or similar state statute) for all Pre-Closing Periods on Seller's or Seller Parent Company's consolidated and combined unitary Tax Returns and pay all Taxes attributable thereto. The income of the Company and its Subsidiaries shall be apportioned among the Pre-Closing Periods and the Post-Closing Periods by closing the books of the Company and its Subsidiaries as of the end of the Closing Date.

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          (b)  Payment and Indemnity of Taxes Described in Section
     8.5(a). Seller shall pay or cause to be paid all Income Taxes due with respect to the consolidated and combined unitary Tax Returns described in the first sentence of Section 8.5(a) (including any gain or loss recognized as a result of the election pursuant to Section 338 of the Code or similar state statute) with respect to any income earned or recognized in taxable years which include, on a consolidated or combined unitary basis, the Operations during the Pre-Closing Periods. The term "Income Taxes" as used herein means any Taxes which are determined by reference to the net income from the business and operations of an entity, irrespective of whether such Taxes are referred to as Income Taxes or by some other designation. Seller shall indemnify, defend and hold harmless Buyer and its affiliates from and against any liability for any Income Taxes of Seller, Seller Parent Company, or the Company and its Subsidiaries described in the preceding sentence, including, but not limited to, any liability arising
     (i) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, or foreign law); (ii) as a transferee or successor; (iii) by contract or (iv) otherwise, and Seller shall be entitled to all refunds of such Taxes. Buyer shall be liable for, and shall indemnify, defend and hold harmless Seller and its affiliates from and against any Taxes of the Company and its Subsidiaries described in the second sentence of Section 8.5(a) and Buyer shall be entitled to all refunds of such Taxes.

          (c) Preparation and Filing of Other Tax Returns. In the case of those jurisdictions which require a short period Tax Return (other than a Tax Return covered by Section 8.5(a)) ending on or before the Closing Date, as soon as practicable after the Closing Date, Seller shall prepare and file or cause Seller Parent Company to prepare and file all appropriate returns required to be filed on a consolidated, combined unitary or any other basis with respect to Taxes attributable to the Operations and the properties of the Company and its Subsidiaries for the Pre-Closing Periods (including any gain or loss recognized as a result of the election pursuant to
     Section 338 of the Code or similar state statue). In the case of any other Tax Returns which include both Pre-Closing Periods and Post-Closing Periods and are required to be filed after the Closing Date, Buyer shall prepare and file such returns and timely provide copies of any such returns to Seller.

          (d) Payment and Indemnity of Other Taxes. Seller shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and its affiliates from and against, all Income Taxes due with respect to Tax Returns described in the first sentence of Section 8.5(c) that include the Operations and the properties of the Company and its Subsidiaries for the Pre-Closing Periods (including any gain or loss recognized as a result of the election pursuant to Section 338 of the Code or similar state statute). Except as set forth in Section 8.5(f), Buyer shall pay or cause to be paid, and shall indemnify, defend and hold harmless Seller and its affiliates from and against, all other Taxes due with respect to Tax Returns described in the first sentence of Section 8.5(c) that include the Operations and properties of the Company and its Subsidiaries for the Pre-Closing Periods. In the case of those returns described in the second sentence of Section 8.5(c), Seller shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer and its affiliates from and against, all Income Taxes attributable to the Operations and the

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     properties of the Company and its Subsidiaries for Pre-Closing
     Periods (including any gain or loss recognized as a result of the election pursuant to Section 338 of the Code or similar state statute) and shall be entitled to all refunds of such Taxes; and Buyer shall pay or cause to be paid, and shall indemnify, defend and hold harmless Seller and its affiliates from and against, (i) all other Taxes attributable to the Operations and the properties of the Company and its Subsidiaries for Pre-Closing Periods, and (ii) all Taxes attributable to the Operations and the properties of the Company and its Subsidiaries for Post-Closing Periods and shall be entitled to all refunds of such Taxes.

          (e) Refund or Credit. If and to the extent that Buyer or the Company or its Subsidiaries shall become entitled to a refund or credit of Income Taxes of the Company or any of its Subsidiaries for any Pre-Closing Period, Buyer shall promptly pay to Seller the amount of such refund or credit. If any refund or credit of Income Taxes for which a payment has been made pursuant to this Section 8.5(e) is subsequently reduced or disallowed, Seller shall indemnify, defend and hold harmless Buyer for any liability for Income Taxes assessed against Buyer or the Company and its Subsidiaries by reason of the reduction or disallowance.

          (f) State and Local Sales or Use Tax. Buyer and Seller shall each be responsible for one-half of any state and local sales or use Taxes that may arise from the consummation of the transactions contemplated by this agreement.

          (g) Termination of Tax Sharing Agreements. Effective as of midnight, December 31, 1994, all liabilities and obligations between Seller, Seller Parent Company and any of the Company and its Subsidiaries under any tax allocation agreement or arrangement in effect shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable, except for amounts reflected in the Financial Statements. Accordingly, neither Seller nor Seller Parent Company shall make any payments to Buyer or the Company or its Subsidiaries in the event that Seller, Seller Parent Company or any of their affiliates other than the Company and its Subsidiaries realizes a reduction in Taxes as a result of the inclusion of the Company and its Subsidiaries in a consolidated or combined unitary Tax Return of Seller or Seller Parent Company for any taxable year or period ending on or before the Closing Date.

          (h) Section 338 Election. Seller and Buyer agree to make valid elections under Section 338(h)(10) and Section 338(g) of the Code, and any similar state law tax election in all applicable states with respect to the Company, except that no such state law tax election shall be made in California. Seller and Buyer shall exchange completed and executed copies of Form 8023-A and required schedules thereto (the "Form") and Seller and Buyer agree to take all other action and file all other necessary reports to elect validly pursuant to Section 338(h)(10) of the Code to treat the transaction as a sale of assets as opposed to a sale of stock. Buyer and Seller shall each file a copy of the Form in a timely manner and shall provide assurance to the other party that it has done so. Buyer and Seller

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
     agree to confer as to the allocation of the Purchase Price for Tax purposes. However, in the event that Seller and Buyer do not reach an agreement as to any such allocation, then Seller and Buyer shall not be bound by any partial or preceding agreement. Nothing in this paragraph shall be construed as requiring that either Seller or Buyer hire appraisers or otherwise incur out-of-pocket expenses in order to reach agreement as to any of the allocations described above.

          (i) Cooperation. After the Closing Date, Buyer, Seller, and Seller Parent Company shall, and shall cause their respective subsidiaries to, cooperate in the preparation of all Tax Returns (including any statements, reports or returns required as a result of the elections made under Section 338 of the Code) and responses to Tax audits and shall preserve and provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation with, the auditors of Buyer and Seller. Each of Seller and Buyer shall provide notice within 25 days in writing to the other of any pending Tax audits, assessments or proceedings that it becomes aware of related to Taxes of the Company and the Subsidiaries for which it is indemnified by the other party hereunder. Seller shall retain the originals of all Tax records, including asset records, presently existing with respect to the Company and the Subsidiaries, and Seller shall make such records available to Buyer and its representatives upon reasonable request by Buyer. Seller shall also retain copies of all other records pertaining to the Company and the Subsidiaries for Pre-Closing Periods which Seller deems necessary or desirable to have for use in connection with Tax matters. The originals of all records of the Company and the Subsidiaries that are not retained by Seller shall be retained by the Company and the Subsidiaries, made available to Seller and its representatives upon reasonable request by Seller and shall not be destroyed without Buyer first giving Seller 60 days prior written notice of the intention to destroy any such original records. In addition, Seller shall use its reasonable efforts to cause any partnership or Tax partnership in which the Company is a partner to make an election under
     Section 754 of the Code to adjust the basis of the assets of such partnership.

          (j) Notice. If a claim shall be made by any Tax authority against Buyer or the Company and its Subsidiaries or the Seller which, if successful, would result in the indemnification of Buyer by Seller or of Seller by Buyer pursuant to this Section 8.5 (a "Tax Claim"), or if an audit is commenced by any taxing authority with respect to any Tax that could give rise to a Tax Claim, Buyer or Seller, as the case may be, shall notify the other party in writing within 25 days of such claim or commencement of such audit. If such notice is not given in reasonable detail to apprise the party receiving the notice of the nature of the Tax Claim or audit, the party receiving the notice shall not be liable to the party giving the notice to the extent that the position of the party receiving the notice is prejudiced as a result thereof. In the event that either Seller or Buyer receives a request for information or documents from any Tax authority and any such information or documents is in the possession or control of the other party, then such other party shall make such information or documents available within 45 days of the date so requested to do so. If, following any such request for information or documents, (i) the party in possession of the requested information or documents fails or refuses to comply with the request therefor, and (ii) said failure or refusal is a proximate cause of any assessment of any Tax by the Tax authority referenced in the preceding sentence, then, notwithstanding any other provision of this Agreement, the party in possession of the requested information or documents shall assume exclusive liability for the defense of any such assessment and the payment of any such Tax and the other party shall be indemnified, defended and held harmless by the party in possession of the requested information or documents.

          (k) Control of Proceedings. (i) Seller shall have the right upon timely notice to Buyer, to assume and control the conduct of any audit and the defense of any suit, action or proceeding with respect to any Tax Claim for Income Taxes resulting from a Pre-Closing Period at its own expense and with its own counsel. If Seller elects to assume the defense of any audit or Tax Claim, notwithstanding anything to the contrary contained herein, (A) Seller shall not agree to any settlement thereof without the written consent of Buyer if the effect of such settlement would be to increase the liability of Buyer or its affiliates (including the Company and its Subsidiaries) for any Tax for any Post-Closing Period unless Seller agrees to pay to Buyer the full amount of the increase in liability, (B) Buyer shall not be required to pay for or otherwise indemnify Seller against any attorneys' fees of Seller in connection with such audit or Tax Claim if Seller elects to assume the defense of such audit or Tax Claim as provided herein, and (C) Seller shall keep Buyer informed of all material developments and events relating to such audit or Tax Claim. Except as provided above, Seller will either pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Tax authority with respect to any audit or Tax Claim and may, in its sole option, either pay the Income Tax claimed and sue for a refund where applicable law permits such refund suits or may contest the Tax Claim in any permissible manner, and prosecute such contest to an initial determination in a court of initial jurisdiction, and to a final determination in an appellate court.

          (ii) Except as otherwise provided in Section 8.5 (k)(i), Buyer shall have the right upon timely notice to Seller, to assume and control the conduct of any audit and the defense of any suit, action or proceeding with respect to any Tax Claim, whether resulting from a Pre-Closing Period or a Post-Closing Period, at its own expense and with its own counsel. If Buyer elects to assume the defense of any audit or Tax Claim, notwithstanding anything to the contrary contained herein, (A) Buyer shall not agree to any settlement thereof without the written consent of Seller if the effect of such settlement would be to increase the liability of Seller or its affiliates for any Tax for any Pre-Closing Period unless Buyer agrees to pay to Seller the full amount of the increase in liability,
     (B) Seller shall not be required to pay for or otherwise indemnify Buyer against any attorneys' fees of Buyer in connection with such audit or Tax Claim if Buyer elects to assume the defense of such audit or Tax Claim as provided herein, and (C) Buyer shall keep Seller informed of all material developments and events relating to such audit or Tax Claim. Except as provided above, Buyer will either pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Tax authority with respect to any audit or

     Tax Claim and may, in its sole option, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or may contest the Tax Claim in any permissible manner, and prosecute such contest to an initial determination in a court of initial jurisdiction, and to a final determination in an appellate court.

     8.6 Expenses. Except as provided in Section 13.7, Buyer will bear its own expenses, and Seller will bear its own expenses and the expenses of the Company and the Subsidiaries, in connection the Closing, including the fees and disbursements of its counsel, petroleum engineers, accountants, financial advisors and other representatives, whether or not the transactions contemplated hereby are consummated.


                            ARTICLE IX

                        CLOSING CONDITIONS

     9.1 Seller's Closing Conditions. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

          (a) All representations of Buyer contained in Article V will be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and Buyer will have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

          (b) All necessary consents of and filings with third parties (including the Federal Trade Commission and the Department of Justice) necessary for Seller's sale of Stock will have been obtained, accomplished or waived and all applicable waiting periods under the Hart-Scott Act will have expired or been terminated;

          (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or the Company) will be pending or threatened before any Governmental Authority seeking to restrain Seller or prohibit the Closing or seeking damages against Seller, the Company or any Subsidiary as a result of the consummation of this Agreement;

          (d) Seller will have received all documents, duly executed in form reasonably satisfactory to Seller and its counsel, referred to in Section 10.3.

     9.2 Buyer's Closing Conditions. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following conditions:

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
          (a) All necessary consents of and filings with third parties (including the Federal Trade Commission and the Department of Justice) necessary for Seller's sale of the Stock will have been obtained, accomplished or waived and all applicable waiting periods under the Hart-Scott Act will have expired or been terminated;

          (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) will be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement;

          (c)  The Pre-Closing Defect Amount will not have exceeded
     $12,000,000;

          (d) Buyer will have received all documents, duly executed in form reasonably satisfactory to Buyer and its counsel, referred to in Section 10.2; and

          (e) Buyer will have received satisfactory evidence that all expenses of the Company and the Subsidiaries in respect of the transactions contemplated hereby have either been reimbursed by Seller or adequate provision for such reimbursement after the Closing Date has been made.


                            ARTICLE X

                             CLOSING

     10.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will be held at 10:00 a.m., Dallas, Texas time, at the offices of Jackson & Walker, L.L.P., 901 Main, Suite 6000, Dallas, Texas, on June 8, 1995, or as soon thereafter as practicable, or at such other date or place as the parties may agree in writing (the "Closing Date").

     10.2 Seller's Closing Obligations. At Closing, Seller will deliver to Buyer the following:

          (a) Certificates representing all of the Stock, duly endorsed and in proper form for transfer to Buyer by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank;

          (b) A copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (c) A certificate of an executive officer of Seller, dated the Closing Date, setting forth the status of Seller's performance and compliance with the covenants of Seller contained in Article VIII, which shall be utilized solely for purposes of determining whether a Representation and Covenant Defect exists;

          (d) A certificate of an executive officer of Seller, dated the Closing Date (i) as to the truth and correctness of the representations of Seller under Article IV as of the Closing Date, (ii) as to the performance of and compliance by Seller with the covenants of Seller (other than those set forth in Article VIII) contained herein on and as of the Closing Date and (iii) certifying that all conditions precedent of Seller to the Closing have been satisfied or are waived;

          (e) A certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of Seller and as to the signatures of all directors and officers who have executed documents delivered at the Closing on behalf of Seller;

          (f) Certificates, dated within five business days prior to the Closing Date, of the Secretary of State of the states of incorporation of Seller, the Company and each of the Subsidiaries establishing that Seller, the Company and each of the Subsidiaries is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

          (g) Certificates, dated within five business days prior to the Closing Date, of the Secretaries of State of the states in which the Company and each of the Subsidiaries is qualified to do business, to the effect that the Company and each of the Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each of such states;

          (h) An opinion of Fulbright & Jaworski L.L.P., special counsel to Seller, reasonably acceptable to Buyer, dated as of the Closing Date, with respect to the matters set forth in Exhibit G;

          (i) An opinion of Richard C. Jones, Chief Counsel of Seller, as to opinions involving Seller, and an opinion of Randall B. Wilson, General Counsel of the Company, as to opinions involving the Company, in each case reasonably acceptable to Buyer, dated as of the Closing Date, with respect to matters set forth in Exhibit H;

          (j) All authorizations, consents, approvals, permits and licenses required by Section 4.6;

          (k)  Evidence of Seller's compliance with the Hart-Scott
     Act;

          (l) Resignations or terminations of the directors and officers of the Company and the Subsidiaries effective as of the Closing Date that are requested by Buyer;

          (m) An Indemnity Agreement dated as of the Closing Date executed on behalf of Seller, substantially in the form attached as Exhibit E;

          (n) A nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in form reasonably acceptable to Buyer, of Seller and Pacific Gas and Electric Company, signed under penalty of perjury and dated as of the Closing Date, to the effect that such persons are United States citizens (and thus not foreign persons) and providing such persons' United States taxpayer identification numbers;

          (o) Duly executed documents in form reasonably satisfactory to Buyer pursuant to which Seller, except as set forth in the proviso below, releases, relinquishes and waives any and all claims, demands, causes of action, suits, judgments or controversies of any kind whatsoever, whether known or unknown, that Seller may have against the Company and/or the Subsidiaries as of the Closing Date, for any reason whatsoever, including without limitation claims by Seller against the Company the Subsidiaries with respect to dividends, repayment of loans, violation of preemptive rights, or payment of salaries or other compensation, provided that Seller shall not release the intercompany receivables that are to be paid, or are payable, in accordance with Section 2.3 or subleases of (a) the lease covering certain office space in Two Corporate Centre in Concord, California and (b) the lease covering certain office space in Four Embarcadero Center in San Francisco, California; and

          (p) Such other instrument or instruments of transfer as will be necessary or appropriate, as Buyer or its counsel reasonably requests, to vest in Buyer good and marketable title to the Stock.

     10.3 Buyer's Closing Obligations. At Closing, Buyer will deliver to Seller the following:

          (a)  The Purchase Price in immediately available funds;

          (b)  Any unpaid portion of the Interest Payment;

          (c) A copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Buyer's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

          (d) A certificate of the President of Buyer, dated the Closing Date (i) as to the truth and correctness of the representations of Buyer under Article V on and as of the Closing Date, (ii) as to the performance of and compliance by Buyer with all covenants contained herein on and as of the Closing Date and (iii) certifying that all conditions precedent of Buyer to the Closing have been satisfied or are waived;

          (e) A certificate of the Secretary of Buyer certifying as to the incumbency of the directors and officers of Buyer and as to the signatures of all directors and officers who have executed documents delivered at the Closing on behalf of Buyer;

          (f) A certificate, dated within five business days prior to the Closing Date, of the Secretary of State of the State of Texas establishing that Buyer is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state;

          (g) An opinion of Jackson & Walker, L.L.P., special counsel to Buyer, reasonably acceptable to Seller, dated as of the Closing Date, with respect to the matters set forth in
     Exhibit I;

          (h)  Evidence of Buyer's compliance with the Hart-Scott
     Act;

          (i) Effective releases regarding, or evidence of payment of indebtedness under, the Bank Credit Agreement contemplated by Section 2.3; and

          (j) Duly executed documents in form satisfactory to Seller pursuant to which the Company and the Subsidiaries, except as set forth in the proviso below, release, relinquish and waive any and all claims, demands, causes of action, suits, judgments or controversies of any kind whatsoever, whether known or unknown, that the Company and the Subsidiaries, or any of them, may have against Seller as of the Closing Date, for any reason whatsoever, including without limitation claims with respect to intercompany payables and receivables (including without limitation the NGCC Indemnity) that are not settled pursuant to Section 2.3, provided that the Company and the Subsidiaries shall not release the intercompany receivables that are to be paid, or payable, in accordance with Section 2.3 or subleases of (a) the lease covering certain office space in Two Corporate Centre in Concord, California and (b) the lease covering certain office space in Four Embarcadero Center in San Francisco, California.

     10.4 Distribution of Properties. To the extent not conveyed or distributed to Seller or Seller's designee prior to the Closing Date, at Closing, Seller will cause the Company to cause to be conveyed or distributed to Seller or Seller's designee the rights, interests, properties and assets excluded from the Assets under Sections 2.2 and 2.3(c) and Article VII.

     10.5 Change of Corporate Name.  Seller, the Company, the
Subsidiaries and Buyer will execute such documents at Closing as may be necessary to change the corporate names of certain
Subsidiaries as provided in Section 2.2.

     10.6 Company's Employee Benefit Plans.

          (a) Buyer expressly acknowledges that the Company has adopted an Employee Severance Pay Plan (the "ESPP") and an Executive Severance Pay Plan (the "ExSPP") and that the ExSPP will continue in effect for two (2) years and the ESPP will continue in

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
     effect for a period of 180 days after the Closing as obligations of the Company subject to the Seller reimbursement provisions of Section 8.4. Buyer hereby guarantees prompt payment and performance of the Company's obligations under the ESPP and an ExSPP. The parties hereby expressly agree that the Employees (as defined in Section 8.4) will be intended third party beneficiaries of the obligations and guaranty set forth in this Section 10.6(a), with the right to enforce such obligations and guaranty for their benefit, and such obligations and guaranty may not be rescinded, modified or amended in any manner (except as provided below) that is adverse to any such Employee without such Employee's prior written consent (whether or not any such Employee will have been notified of the provisions of this Section 10.6(a) or materially changed his position in reliance thereon). As of the close of business on the 180th day following Closing, the ESPP may be terminated and the employees of the Company will be eligible for severance pay under Buyer's plan, if any. As of the close of business on the second anniversary of the Closing, the ExSPP may be terminated and the executives of the Company will be eligible for severance pay under Buyer's plan, if any. Seller will reimburse the Company for any liability incurred in connection with the termination of the ESPP and the ExSPP pursuant to their terms in existence on the Closing Date. Prior to the 90th day following the Closing Date, Buyer will notify each Employee of any plans it has to terminate that Employee within 180 days following the Closing Date.

          (b) After the Closing, to the extent that (i) the Company is authorized or required to seek a release from any officer or employee under either the ESPP or the ExSPP, or
     (ii) the execution of a release by an officer or employee is a condition to the receipt of benefits under either the ESPP or the ExSPP, Buyer will cause the Company to seek, and such officer or employee to execute, a release substantially in the form of Exhibit F.

          (c) With respect to the right of the Committee (as defined in the ExSPP) to reduce the severance benefits of an executive under the ExSPP if the executive accepts a position that is not a Comparable Position (as defined in the ExSPP), for a period of 210 days after Closing, Buyer will cause the Company to require the Committee to exercise such right in accordance with the instructions of Seller.

     10.7 Taking of Necessary Action. Subject to the terms and conditions of this Agreement and to applicable Law, each of the parties to this Agreement will use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each of the parties to this Agreement will, and will cause each of its subsidiaries to, use reasonable efforts to obtain and make all consents, approvals, assurances or filings of or with third parties and Governmental
Authorities necessary or, in the opinion of Seller, advisable for the consummation of the transactions contemplated hereby. Each party will cooperate with the other in good faith to help the other satisfy its obligations in this Section 10.7.

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                            ARTICLE XI

     LIMITATIONS ON WARRANTIES AND REMEDIES; INDEMNIFICATION

     11.1 Limitations. The representations of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory, including without limitation any representation or warranty with respect to the quality, quantity or volume of the reserves of oil, gas or other Hydrocarbons in or under the Subject Interests. The items of personal property, equipment, fixtures and appurtenances included as part of the Assets are accepted by Buyer "AS IS, WHERE IS" and no warranties or representations of any kind or character, express or implied, including any warranty of quality, merchantability, fitness for a particular purpose or condition, are given by or on behalf of Seller. THE WARRANTIES OF SELLER AND BUYER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER AND SELLER HEREBY WAIVE ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION. To the maximum extent permitted by Law, Seller and Buyer waive all provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Texas Business and Commerce Code (other than Section 17.555 thereof), insofar as the provisions of such Act may be applicable to this Agreement or the transactions contemplated hereby. To evidence its ability to grant such waiver, Buyer hereby represents and warrants to Seller
(A) that Buyer (i) is seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (ii) has assets of $5,000,000 or more according to its most recent financial statement prepared in accordance with GAAP, (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby and (iv) is not in a significantly disparate bargaining position and (B) that (i) Buyer has assets of $25,000,000 or more or (ii) is owned or controlled by a corporation or entity with assets of $25,000,000 or more. Similarly, Buyer, on its own behalf and on behalf of the Company, hereby releases, acquits and forever discharges Seller from any claim, demand or cause of action Buyer or the Company may have against Seller for contribution or reimbursement provided under Environmental Law, except for a Purchase Price refund (subject to the Refund Limit as provided in this Agreement and indemnity for Disposition Liabilities).

     11.2 Survival; Time Limit for Claims. No representation, warranty, covenant or agreement made in this Agreement will survive the Closing except as provided in this Section 11.2. It is expressly agreed that the terms and provisions of Articles I, II, III, VII, XI, XII and XIII and Sections 4.1, 5.6, 6.3, 6.4, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 8.1, 8.2, 8.4, 8.5,
8.6, 10.4, 10.5 and 10.6 will survive the Closing until the expiration of the relevant statute of limitations period; provided that Seller shall have no liability (whether for indemnity or otherwise) with respect to the provisions of Articles VI or VIII except through the return of Purchase Price procedure of Section
7.6. In addition, the definitions set forth in this Agreement that are used in the provisions that survive the Closing pursuant to this Section 11.2 shall survive the Closing to the extent necessary to give operative effect to such surviving provisions. No claim for liability with respect to any provision of this Agreement, whether through indemnity or otherwise, may be made after the survival period for such provision. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit Buyer's or Seller's right to assert a claim based on fraud in connection with the transactions contemplated hereby. As set forth in Section 11.4, notwithstanding any other provisions of this Agreement, Seller will have no liability under this Agreement (whether for indemnity or otherwise), and will not be required in any circumstances to pay to Buyer any amounts in the aggregate, in excess of the Purchase Price.

     11.3 Indemnification by Buyer. From and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and Seller Parent Company and their past, present and future officers, directors, employees, consultants and agents and the past, present and future (through the Closing Date) officers, directors, employees, consultants and agents of the Company from and against any and all liabilities, losses, damages, claims (whether or not ultimately successful), costs, expenses (including without limitation reasonable legal costs and expenses) and obligations ("Losses and Obligations") of the Company and the Subsidiaries (specifically including the employee claims described on Schedule 6.6.5(g), but excluding liabilities associated with assets that were owned by the Company and the Subsidiaries and disposed of prior to the Closing Date to the extent such liabilities have not been specifically listed on Schedules to this Agreement ("Disposition Liabilities") and excluding the Severance Costs to be reimbursed by Seller to the Company pursuant to Section 8.4 ("Reimbursed Severance Costs")) and any and all Losses and Obligations related to the Assets, including without limitation Losses and Obligations under Environmental Laws (except to the extent of any refund of a portion of the Purchase Price on account of Environmental Defects under Article VII), Losses and Obligations with respect to employee compensation, welfare or benefit plans (other than Reimbursed Severance Costs) and Losses and Obligations ARISING FROM THE NEGLIGENCE OF ANY INDEMNIFIED PARTY.

     11.4 Indemnification by Seller; Limitations on
Liability. Seller agrees to indemnify, defend and hold harmless Buyer and its past, present and future officers, directors, employees, consultants and agents from and against any Losses and Obligations relating to (i) breach of the representations of Seller set forth in Section 4.1 or covenants of Seller set forth in
Section 8.1(j) or (ii) Disposition Liabilities. In addition, the parties will enter into an Indemnity Agreement on the Closing Date, substantially in the form attached as Exhibit E, which relates to those matters covered by the NGCC Indemnity at the date hereof. Notwithstanding any other provisions of this Agreement, Seller will have no liability under this Agreement (whether for indemnity or otherwise), and will not be required in any circumstances to pay to Buyer any amounts in the aggregate, in excess of the Purchase Price.

     11.5 Indemnification Procedure.

          (a) For the purposes of this Section 11.5, the term "Indemnitee" will refer to the person or persons indemnified or entitled (or claiming to be entitled) to be indemnified pursuant to the provisions of this Agreement; and the term "Indemnitor" will refer to the person having the obligation to indemnify pursuant to such provision.

          (b) An Indemnitee will promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses and Obligations, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice will not affect the right of the Indemnitee to indemnification except to the extent such failure will have resulted in liability to the Indemnitor that could have been avoided had such notice been provided promptly.

          (c) The obligations and liabilities of an Indemnitor under this Article XI with respect to Losses and Obligations arising from claims of any third party that are subject to the indemnification provided for in this Article XI ("Third Party Claims") will be governed by and contingent upon the following additional terms and conditions: if an Indemnitee receives notice of any Third Party Claim, the Indemnitee will give the Indemnitor notice of such Third Party Claim pursuant to clause (b) above, and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice that is reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee will have the right to participate at its own expense in the defense of such asserted liability, will cooperate with the Indemnitor in such defense and make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to assume the defense against any such Third Party Claim, the Indemnitor will pay all reasonable costs and expenses of such defense as incurred and will cooperate with the Indemnitee (and be entitled to participate) in such defense and make available on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the prior written consent of the Indemnitee, which consent will not unreasonably be withheld or action with respect thereto unduly delayed.

          (d) The amount that an Indemnitee will be entitled to receive from an Indemnitor with respect to any indemnifiable Losses and Obligations under this Agreement will be net of any insurance recovery by the Indemnitee on account of such Losses and Obligations from an unaffiliated party. Each Indemnitee will be required to pursue recovery from applicable insurance carriers, to the fullest reasonable extent, before asserting a claim for indemnification for Losses and Obligations hereunder.

                           ARTICLE XII

                       DEFAULT AND REMEDIES

     12.1 Remedies. Upon failure of either party to comply with this Agreement by the Closing Date, as it may be extended in accordance with this Agreement, the other party will be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity, provided that, as set forth in Section 11.4 and notwithstanding any other provisions of this Agreement, Seller will have no liability under this Agreement (whether for indemnity or otherwise), and will not be required in any circumstances to pay to Buyer any amounts in the aggregate, in excess of the Purchase Price.

     12.2 Termination by Lapse of Time. This Agreement may be terminated by either party by providing written notice to the other party if the Closing is not completed before 5:00 p.m., Dallas, Texas, time, on June 15, 1995 (or such later date provided for in Section 6.11), unless the circumstances resulting in the failure to consummate the Closing before that time are the result of a breach of any of the terms of this Agreement by the party seeking to exercise its right to terminate under this Section 12.2.

     12.3 Other Remedies. In addition to the foregoing, termination of this Agreement will not prejudice or impair Seller's or Buyer's obligations under Sections 6.4 (and the Confidentiality Agreement referenced in Section 6.4) and 8.2(b) and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 6.4 and 8.2(b). The prevailing party in any legal proceeding brought under or to enforce this Agreement will be additionally entitled to recover court costs and reasonable attorney's fees from the non-prevailing party.

     12.4 Specific Performance. Buyer and Seller understand and agree that the covenants and undertakings on each of their parts contained in this Agreement are uniquely related to the desire of Buyer and Seller to consummate the transactions contemplated by this Agreement, and that the sale of the Stock to Buyer is a unique business opportunity for Buyer and Seller, and that monetary damages would not be an adequate remedy therefor. Accordingly, Buyer and Seller agree that Buyer will be entitled to obtain specific performance from Seller of each and every covenant and undertaking contained in this Agreement to be observed or performed by Seller and that Seller will be entitled to obtain specific performance from Buyer of each and every covenant and undertaking contained in this Agreement to be observed or performed by Buyer. The election by Buyer or Seller to exercise its right to obtain specific performance shall be in lieu of any right to damages as provided in Section 12.1; provided, however, if specific performance is not available to the terminating party pursuant to this Section 12.4, such party shall be entitled to receive damages as provided in Section 12.1 in lieu of such specific performance.

     12.5 Seller's Net Worth Covenant. Prior to the second anniversary of the date of this Agreement, Seller will not declare or pay a distribution on any of its capital stock that (after taking into account such distribution) would cause its net worth to be less than $200,000,000, unless Seller's liabilities to Buyer under this Agreement are assumed by an entity under common control with Seller that (i) has a net worth not less than $200,000,000 and (ii) agrees in writing with Buyer that it will not, prior to the second anniversary of the date of this Agreement, declare or pay a distribution on any of its capital stock that (after taking into account such distribution) would cause its net worth to be less than $200,000,000.

     12.6 Buyer's Net Worth Covenant. Prior to the second anniversary of the date of this Agreement, Buyer will not declare or pay a distribution on any of its capital stock that (after taking into account such distribution) would cause its net worth to be less than $200,000,000, unless Buyer's liabilities to Seller under this Agreement are assumed by an entity under common control with Buyer that (i) has a net worth not less than $200,000,000 and
(ii) agrees in writing with Seller that it will not, prior to the second anniversary of the date of this Agreement, declare or pay a distribution on any of its capital stock that (after taking into account such distribution) would cause its net worth to be less than $200,000,000.


                           ARTICLE XIII

                          MISCELLANEOUS

     13.1 Antitrust Laws. This Agreement is subject in all respects to and conditioned upon compliance by the parties with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Act"), and rules and regulations promulgated pursuant thereto, to the extent that such Act, rules and regulations are applicable to the transactions contemplated hereby. Buyer and Seller agree to make such filings with and provide such information to the Federal Trade Commission and the Department of Justice with respect to the transactions contemplated hereby as are required in connection with the Hart-Scott Act sufficiently in advance of the Closing Date to permit the lapse of the normal waiting periods prescribed in connection with the Hart-Scott Act prior to the Closing Date and to join each others' requests for early termination. Buyer and Seller agree to use reasonable efforts to obtain all governmental approvals required to consummate the transactions contemplated hereby and to cause early termination of the waiting period under the Hart-Scott Act.

     13.2 Confidentiality of Proprietary Information. Subsequent to the execution of this Agreement, neither Seller nor any of its affiliates will for itself or on behalf of any corporation, person, firm, partnership, association, or other entity (whether as an individual, agent, servant, employee, employer, director, officer, shareholder, investor, principal, consultant or in any other capacity) disclose to any person or entity any of the confidential seismic and other oil and gas information, trade secrets, exploratory data, methods, systems, procedures, data bases or software programs or applications or processes of, or utilized by, the Company; provided that (after reasonable measures have been taken to maintain the confidentiality and after giving reasonable notice to Buyer specifying the information involved and the manner and extent of the proposed disclosure thereof) (i) any disclosure of such information may be made to the extent required by applicable Law or judicial or regulatory process, (ii) such information may be used as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby, (iii) any disclosure of such information may be made to the extent that such information is in the public domain (other than by or through Seller), and (iv) any disclosure of such information may be made to the extent required by any agreement or agreements under which Seller, the Company or any Subsidiary is bound or to which the Stock or any of the Assets are subject.

     13.3 Public Announcements. Except as set forth in the following sentence, the parties to this Agreement agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement will consult with the other party and exercise reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such parties or (ii) obtain approval of the other party to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this Section will be construed to require either party to obtain approval of the other party to disclose information, or to submit any such disclosed information for review by the other party, with respect to any disclosure (i) required by applicable Law or
(ii) necessary to comply with disclosure requirements of any applicable stock exchange.

     13.4 Delivery of Records.  Except as otherwise provided in
Section 8.5(i), Seller will deliver to Buyer as soon after the Closing Date as is practicable all files, data, books (including corporate minute books) and records (including stock transfer records) of the Company and the Subsidiaries.

     13.5 Further Assurances and Records.

          (a) After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to such party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned or delivered to, or to inure to the benefit of, such party in consummation of the transactions contemplated hereby.

          (b) Buyer agrees to maintain the files and records of the Company and the Subsidiaries that are acquired pursuant to this Agreement until December 31, 2005 (or for such longer period of time as Seller will advise Buyer is necessary in order to have records available with respect to open years for Tax audit purposes), or, if any of such records pertain to any claim or dispute pending at December 31, 2005, Buyer will maintain any of such records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer will provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any Law affecting Seller's interest in the Stock or the Company's or any Subsidiary's interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Stock or the Company's or any Subsidiary's interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties,
     (iv) preparing Tax Returns, (v) responding to or disputing any Tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or with respect to the Company, the Subsidiaries or the Assets. In no event will Buyer destroy any such files and records without giving Seller 60 days advance written notice thereof and the opportunity, at Seller's expense, to obtain such files and records prior to their destruction.

     13.6 Notices. Except as otherwise expressly provided in this Agreement, all communications required or permitted under this Agreement will be in writing and any such communication or delivery will be deemed to have been duly given and received when actually delivered to the address set forth below of the party to be notified personally (by a recognized commercial courier or delivery service that provides a receipt) or by telecopier (confirmed in writing by a personal delivery as set forth above), addressed as follows:

         If to Seller:  PG&E Enterprises
                        444 Market Street, Suite 1900
                        San Francisco, CA  94111
                        Attention: Vice President--Finance
                        Fax: (415) 291-6496

                        With a copy to:

                        PG&E Enterprises
                        444 Market Street, Suite 1900
                        San Francisco, CA  94111
                        Attention: Chief Counsel
                        Fax: (415) 291-6498

         If to Buyer:   Enserch Exploration, Inc.
                        c/o ENSERCH Corporation
                        300 S. St. Paul
                        Dallas, TX  75201
                        Attention: Michael G. Fortado, Esq.
                        Fax: (214) 670-2097

                        With a copy to:

                        Jackson & Walker, L.L.P.
                        901 Main Street, Suite 6000
                        Dallas, TX  75202-3797
                        Attention: Fred W. Fulton, Esq.
                        Fax: (214) 953-6115

Any party may, by written notice so delivered to the other, change the address to which delivery will thereafter be made.

     13.7 Incidental Expenses. Buyer will bear and pay (i) all transfer or documentary taxes incident to the transfer of Stock to Buyer and (ii) all filing, recording or registration fees for any assignment or conveyance delivered under this Agreement.

     13.8 Assumption of Risk. Effective if and only if the Closing occurs, Buyer shall assume all risk of diminution in the value of the Stock due to a change in the condition of the Assets or the business of the Company and the Subsidiaries from the Balance Sheet Date until Closing (INCLUDING, WITHOUT LIMITATION, ANY SUCH DIMINUTION OR CHANGE ATTRIBUTABLE TO THE NEGLIGENCE OF SELLER, THE COMPANY OR ANY SUBSIDIARY), except (i) to the extent any change of condition is attributable to the willful misconduct or gross negligence of Seller or (ii) to the extent a breach by Seller of its covenants in Section 8.1 gives rise to a refund of the Purchase Price pursuant to Section 7.6.

     13.9 Entire Agreement. Except for the Confidentiality Agreement, this Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement (superseding all prior agreements, arrangements, understandings and solicitations of interest or offers related to the subject matter of this Agreement), and may be supplemented, altered, amended, modified or revoked by writing only, signed by both of the parties to this Agreement. The headings in this Agreement are for convenience only and will have no significance in the interpretation of any term or provision of this Agreement.

     13.10 Governing Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Texas, without regard to rules concerning conflicts of laws.

     13.11 Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart will be deemed for all purposes one agreement.

     13.12 Waiver. Any of the terms, provisions, covenants, representations or conditions contained in this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect such party's right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant or

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
representation contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant or representation.

     13.13 Binding Effect; Assignment. All the terms, provisions, covenants, representations and conditions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns; but this Agreement and the rights and obligations hereunder will not be assignable or delegable by any party without the prior written consent of the non-assigning or non-delegating parties, which may be withheld at the sole discretion of such parties.

     13.14 No Recordation. Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum thereof in any real property records.

     13.15 Time Periods. Time is of the essence in the performance of this Agreement.

     13.16 Construction. Each party hereby acknowledges and agrees that such party has consulted legal counsel in connection with the negotiation of this Agreement and that such party has bargaining power equal to that of the other party in connection with the negotiation and execution of this Agreement. Accordingly, the parties agree the rule of contract construction to the effect that an agreement will be construed against the draftsman will have no application in the construction or interpretation of this Agreement.

        [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

ATTEST:                       PG&E ENTERPRISES



                              By      /s/ Stuart W. Booth
                              Name:
                              Title:  Vice President - Finance and
                                      Treasurer



ATTEST:                       ENSERCH EXPLORATION, INC.



                              By      /s/ David W. Biegler
                              Name:
                              Title:  Chairman and Chief Executive
                                      Officer

                           EXHIBIT A-1

                      ARBITRATION PROCEDURES


    The arbitration procedures (the "Arbitration Procedures") referred to in the Stock Purchase Agreement (the "Agreement") to which this Exhibit A-1 is attached shall be as follows:

1. Capitalized terms used herein, and not otherwise herein defined, shall have the meaning ascribed to such terms in the Agreement.

2.       (a)  If a disagreement regarding a Pre-Closing Defect
    Claim or any other matter for which arbitration is available under the Agreement is submitted to arbitration, such disagreement will constitute a "Disputed Issue" to be resolved by the binding arbitration provided for herein.

         (b) With respect to unresolved Deferred Adjustment Claims, on or before the Deferred Matters Date, Seller and Buyer shall each submit to the other the list of what such party considers to comprise the remaining unresolved Deferred Adjustment Claims. The two lists shall together comprise the "Disputed Issues" relating to Deferred Adjustment Claims which shall be resolved by the binding arbitration provided for herein.

3. Seller and Buyer, each being duly authorized by all necessary corporate proceedings, shall submit the Disputed Issues to binding arbitration by an arbitrator selected as follows:
    Buyer and Seller shall use reasonable efforts to select a mutually acceptable arbitrator. If the parties fail to agree on an arbitrator within fifteen (15) days, either party may follow the procedures specified below and request judicial appointment of an arbitrator. Either party may request the judge of the United States District Court for the Northern District of Texas having greatest tenure, but not yet on retired or senior status, to appoint an arbitrator. If that judge fails to do so within thirty (30) days, either party may request the judge of that court next senior to name the arbitrator, and if that judge fails to do so after ten (10) days, either party may make the request of the judge of that court next senior, and so on, until the arbitrator is appointed. Each arbitrator shall be knowledgeable about matters affecting the Disputed Issue(s) for which such arbitrator is appointed. In addition, the arbitrator shall be required to meet the qualification requirements of the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"). If prior to rendering a decision an arbitrator resigns or becomes unable to serve, the arbitrator will be replaced using the mechanism set forth in this Section 3.

4. No party subject to these Arbitration Procedures will commence or prosecute any suit or action against another party subject to these Arbitration Procedures relating to the Disputed Issues, other than as may be necessary to compel arbitration under these Arbitration Procedures or to enforce the award of an arbitrator.

                              A-1-1

5. In fulfilling his duties hereunder with respect to Disputed Issues, any arbitrator shall be bound by the applicable provisions of the Agreement that relate to Defects. Except as set forth in Section 7.6.2 of the Agreement, the arbitrator shall not add any interest factor reflecting the time value of money to any amount awarded.

6. No matters whatsoever, other than the Disputed Issues, are subject to the agreement to arbitrate embodied in these Arbitration Procedures. The arbitrator shall be empowered hereunder solely to resolve the Disputed Issues. The arbitrator shall not have any authority to award consequential, exemplary or punitive damages. The sole forum for the arbitration shall be Dallas County, Texas and all hearings shall be conducted in Dallas County, Texas.

7. The decision of the arbitrator shall be rendered in writing and shall be final and binding upon the parties as to the Disputed Issues. The expenses of arbitration, including compensation to the arbitrator, shall be borne equally by the parties. Each party shall bear the compensation and expenses of its own counsel, witnesses and employees. If the testimony of a witness is obtained by both parties, the costs associated with obtaining such testimony shall be borne equally between the parties.

8.  Matters not specifically provided for in these Arbitration
    Procedures shall be governed by the AAA Rules.














                              A-1-2